SCHEDULE 14A

PROXY STATEMENT

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Sabre Corporation

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Notice of 2020 Annual Meeting of Stockholders and

Proxy Statement

March 18, 2020

Dear Fellow Stockholders:

We are pleased to invite you to the 2020 Annual Meeting of Stockholders. The meeting will be held on Wednesday, April 29, 2020, at 9:30 a.m. local time, at our Global Headquarters, located at 3150 Sabre Drive, Southlake, Texas 76092.

Details about the business to be conducted at the Annual Meeting can be found in the accompanying Notice of Annual Meeting of Stockholders and proxy statement.

Your vote is important. Regardless of whether you plan to attend the Annual Meeting, we urge you to submit your proxy as soon as possible. You may submit your proxy using the proxy card by completing, signing, and dating it, then returning it by mail. Also, most of our stockholders can submit their proxy by telephone or through the Internet. If telephone or Internet voting is available to you, instructions will be included on your proxy card. Additional information about voting your shares is included in the proxy statement.

As in prior years, we are utilizing rules that allow companies to furnish proxy materials to stockholders on the Internet. We believe furnishing proxy materials in this manner allows us to continue to make this information available to our stockholders, while reducing printing and delivery costs and acting in a sustainable manner.

On behalf of your Board of Directors, thank you for your continued interest and support.

Sincerely,

Karl Peterson	Sean Menke
Chairman of the Board	President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

SABRE CORPORATION

3150 Sabre Drive

Southlake, Texas 76092

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders (including any adjournments or postponements, the “Annual Meeting”) of Sabre Corporation, a Delaware corporation, will be held at 9:30 a.m. local time on Wednesday, April 29, 2020, at our Global Headquarters, 3150 Sabre Drive, Southlake, Texas 76092, for the following purposes:

1.	To elect George Bravante, Jr., Renée James, Gary Kusin, Gail Mandel, Sean Menke, Joseph Osnoss, Zane Rowe and John Siciliano to our Board of Directors, each to serve a one-year term,

2.	To ratify the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2020, and

3.	To transact any other business that may properly come before the Annual Meeting or any adjournments or postponements.

Our Board of Directors recommends you vote (1) FOR the election of the eight nominees for directors named in this proxy statement and (2) FOR ratification of the appointment of our independent auditors.

Only stockholders of record at the close of business on March 2, 2020, are entitled to notice of, to attend, and to vote at the Annual Meeting and any adjournments or postponements.

Whether or not you expect to attend the Annual Meeting, we encourage you to submit your proxy promptly by using the Internet or telephone or by signing, dating and returning your proxy card.

By order of the Board of Directors.

Steve Milton

Corporate Secretary

March 18, 2020

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to be Held on April 29, 2020

This proxy statement and the 2019 annual report are available at

www.proxydocs.com/SABR

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APPENDIX A:	Reconciliations of Certain Non-GAAP and GAAP Financial Measures	A-1

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PROXY STATEMENT SUMMARY

PROXY STATEMENT SUMMARY

This summary represents only selected information. You should review the entire proxy statement before voting.

Matters for Stockholder Voting

Proposal	Description	Board Voting Recommendation
1. Election of directors	Election of George Bravante, Jr., Renée James, Gary Kusin, Gail Mandel, Sean Menke, Joseph Osnoss, Zane Rowe, and John Siciliano to serve a one-year term	FOR these nominees

2. Ratification of appointment of auditors	Ratification of the appointment of Ernst & Young LLP as our independent auditors for 2020	FOR

Information on Director Nominees

Information about the eight nominees for director is included below. The Governance and Nominating Committee has reviewed the individual director attributes and contributions of these nominees, and the Board of Directors recommends that stockholders vote FOR the election of each of these nominees.

Name and Occupation	Committee Roles	Independent	Experience Highlights

George Bravante, Jr. Co-founder of Bravante-Curci Investors, LP, Owner of Bravante Produce and CEO of Pacific Agricultural Realty, LP	• Audit Committee	✓	• Travel industry experience, as the former Chairman of the Board of ExpressJet Holdings, Inc. • Investment experience • Financial and strategic business knowledge • Audit Committee financial expert

Renée James CEO, Ampere Computing	• Audit Committee • Technology Committee	✓	• Deep enterprise software and industry insights • Extensive strategy and operating experience in the technology sector • Audit Committee financial expert

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PROXY STATEMENT SUMMARY

Name and Occupation	Committee Roles	Independent	Experience Highlights

Gary Kusin Private investor, business advisor and entrepreneur	• Compensation Committee • Governance and Nominating Committee	✓	• Substantial experience in executive management and corporate governance • Extensive experience as an investor, director and executive officer of major corporations

Gail Mandel Managing Director, Focused Point Ventures, LLC	• Audit Committee* • Technology Committee*	✓	• Extensive hospitality industry experience • Significant leadership experience, including in finance and technology implementation

Sean Menke President and CEO, Sabre Corporation	• Technology Committee • Executive Committee		• Extensive travel technology sector experience • Substantial leadership experience as a former executive officer of airline companies

Joseph Osnoss Managing Partner and Managing Director, Silver Lake	• Compensation Committee • Executive Committee • Governance and Nominating Committee • Technology Committee	✓	• Extensive experience in private equity investing, including the technology sector • Service on the boards of directors of other companies, both domestically and internationally

Zane Rowe Chief Financial Officer, VMware, Inc.	• Compensation Committee • Technology Committee	✓	• Extensive experience in the travel industry and the technology sector • Financial expertise • Experience in sales, operations and strategic roles

John Siciliano Chairman, Avondale Strategies, LLC	• Audit Committee	✓

• Broad, global leadership as CEO, CFO and senior advisor

• Significant experience in developing and implementing corporate strategy

• Well-versed in complexity of issues in areas of governance and ethics

• Audit Committee financial expert

*	Subject to election as a director.

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PROXY STATEMENT

PROXY STATEMENT

for the Annual Meeting of Stockholders

to be held on April 29, 2020

INFORMATION ABOUT OUR ANNUAL MEETING

Date, Time and Place of Meeting

Our 2020 Annual Meeting will be held on Wednesday, April 29, 2020, at 9:30 a.m. local time, at our Global Headquarters, 3150 Sabre Drive, Southlake, Texas 76092.

Only stockholders as of the record date and persons holding proxies from stockholders as of the record date may attend the Annual Meeting. If your shares are registered in your name, you must bring a form of government-issued photo identification to the Annual Meeting. If your shares are held in the name of a broker, trust, bank or other nominee, otherwise known as holding in “street name,” you must bring a proxy or letter from that broker, trust, bank or other nominee that confirms you are the beneficial owner of those shares, together with a form of government-issued photo identification, to the Annual Meeting. If you are a representative of an entity that owns shares, you must bring a form of government-issued photo identification, evidence that you are the entity’s authorized representative or proxyholder, and, if the entity holds the shares in street name, proof of the entity’s beneficial ownership to the Annual Meeting. If you are a proxyholder, you must bring a valid legal proxy and a form of government-issued photo identification to the Annual Meeting. Use of cameras and recording devices will not be permitted at the Annual Meeting.

Record Date; Mailing Date

The Board of Directors established the close of business on March 2, 2020 as the record date for determining the holders of Sabre stock entitled to notice of and to vote at the Annual Meeting.

On the record date, 273,756,057 shares of common stock were outstanding and entitled to vote at the Annual Meeting. Each share of common stock outstanding is entitled to one vote for each director nominee and one vote for each other item to be voted on at the Annual Meeting.

We are first mailing this proxy statement and the accompanying proxy materials to holders of Sabre common stock on or about March  18, 2020.

Notice of Electronic Availability of Proxy Statement and Annual Report

As permitted by rules of the Securities and Exchange Commission (“SEC”), we are making this proxy statement and our annual report available to our stockholders electronically via the Internet. This reduces printing and delivery costs and supports our sustainability efforts. You may have received in the mail a “Notice of Electronic Availability” explaining how to access this proxy statement and our annual report on the Internet and how to vote online. If you received this Notice but would like to receive a paper copy of the proxy materials, you should follow the instructions contained in the Notice for requesting these materials.

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PROXY STATEMENT

How to Vote

You may direct how your shares are voted by proxy, without attending the Annual Meeting. The manner in which your shares may be voted by proxy depends on whether you are a:

•	Registered stockholder. Your shares are represented by certificates or book entries in your name on the records of Sabre’s stock transfer agent, American Stock Transfer & Trust Company, LLC, or

•	Beneficial stockholder. You hold your shares in “street name” through a broker, trust, bank or other nominee.

You may vote your shares by proxy in any of the following three ways:

•

Using the Internet. Registered stockholders may submit their proxies using the Internet by going to www.proxypush.com/SABR and following the instructions. Beneficial stockholders may submit their proxies by accessing the website specified on the voting instruction forms provided by their brokers, trusts, banks or other nominees. You will be required to enter the control number that is included on the voting instruction form provided by your broker, trust, bank or other nominee.

•

By Telephone. Registered stockholders may submit their proxies, from within the United States, using any touch-tone telephone by calling (866) 206-5104 and following the recorded instructions. Beneficial owners may submit their proxies, from within the United States, using any touch-tone telephone by calling the number specified on the voting instruction forms provided by their brokers, trusts, banks or other nominees. You will be required to enter the control number that is included on the voting instruction form provided by your broker, trust, bank or other nominee.

•

By Mail. Registered stockholders that received printed proxy materials may submit proxies by mail by marking, signing and dating the printed proxy cards and mailing them in the accompanying postage-paid envelopes. Beneficial owners may submit their proxies by marking, signing and dating the voting instruction forms provided by their brokers, trusts, banks or other nominees and mailing them in the accompanying postage-paid envelopes.

Please note that if you received a Notice of Electronic Availability, you cannot vote your shares by filling out and returning the Notice. Instead, you should follow the instructions contained in the Notice on how to submit a proxy by using the Internet or telephone.

All proxies properly submitted and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated on the proxies. If you are a stockholder of record and submit your signed proxy voting instructions but do not direct how to vote on each item, the persons named as proxies will vote your shares as follows:

•	FOR the election of the directors named in this proxy statement, and

•	FOR the ratification of the appointment of our independent auditors.

You may also vote in person at the Annual Meeting. Votes in person will replace any previous votes you have made by mail, telephone or the Internet. We will provide a ballot to registered stockholders who request one at the meeting. Shares held in your name as the stockholder of record may be voted on that ballot. Shares held beneficially in street name may be voted on a ballot only if you bring a legal proxy from the broker, trust, bank or other nominee that holds your shares giving you the right to vote the shares. Attendance at the Annual Meeting without voting or revoking a previous proxy in accordance with the voting procedures will not in and of itself revoke a previously submitted proxy.

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PROXY STATEMENT

How to Revoke Your Vote

Any stockholder of record submitting a proxy has the power to revoke the proxy at any time prior to its exercise by (1) submitting a new proxy with a later date or time, including a proxy given over the Internet or by telephone, (2) notifying our Corporate Secretary at 3150 Sabre Drive, Southlake, Texas 76092 in writing, which notice must be received by the Corporate Secretary before the meeting or (3) voting in person at the meeting.

If you are a beneficial stockholder, you may revoke your proxy or change your vote only by following the separate instructions provided by your broker, trust, bank or other nominee.

Quorum

Transaction of business at the Annual Meeting may occur if a quorum is present. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority in voting power of the outstanding shares of capital stock entitled to be voted at the meeting, present in person or by proxy, constitutes a quorum. If a quorum is not reached, the Annual Meeting will be adjourned until a later time.

Votes Required

Item 1: Election of Directors. The election of each director will be determined by the vote of a majority of the votes cast with respect to that director’s election, requiring the number of votes cast “for” a director’s election to exceed the number of votes cast “against” that director.

Item 2: Ratification of Appointment of Our Independent Auditors. The affirmative vote of the holders of not less than a majority of the outstanding common stock entitled to vote and present, in person or by proxy, at the meeting is required.

Abstentions and Broker Non-Votes

Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. For Item 1, because the election of each director requires a majority of votes cast, abstentions and broker non-votes will have no effect on the outcome of the vote. For Item 2, because the affirmative vote of the holders of a majority of the shares present and entitled to vote is required for approval, abstentions will be counted as votes against this proposal, and there will be no broker non-votes.

If you hold Sabre shares in street name, you must provide your broker, bank or other holder of record with instructions in order to vote these shares. If you do not provide these voting instructions, whether your shares can be voted by your bank, broker or other nominee depends on the type of item being considered for a vote.

•	Non-Discretionary Items. The election of directors is a non-discretionary item and may NOT be voted on by your broker, bank or other nominee absent specific voting instructions from you.

•

Discretionary Item. The ratification of Ernst & Young LLP as Sabre’s independent registered public accounting firm for the fiscal year ending December 31, 2020 is a discretionary item. Generally, brokers, banks and other nominees that do not receive voting instructions may vote on this proposal in their discretion.

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PROXY STATEMENT

Solicitation of Proxies

This solicitation is being made by our Board of Directors. We will bear all costs of this proxy solicitation, including the cost of preparing, printing and delivering materials, the cost of the proxy solicitation and the expenses of brokers, fiduciaries and other nominees who forward proxy materials to stockholders. In addition to mail and electronic means, our employees may solicit proxies by telephone or otherwise. In addition, we may enlist the help of banks, brokers, broker-dealers and similar organizations in soliciting proxies from their customers (i.e., beneficial stockholders). We have retained Alliance Advisors, LLC to aid in the solicitation at a cost of approximately $11,000 plus reimbursement of out-of-pocket expenses.

Other Business

The Board of Directors does not presently intend to bring any business before the Annual Meeting other than the proposals discussed in this proxy statement and specified in the Notice of Annual Meeting of Stockholders. If any other matters should properly come before the Annual Meeting, the persons designated in the proxy will vote on them according to their best judgment.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, please take the time to submit your proxy via the Internet, by telephone or by returning your marked, signed and dated proxy card so that your shares will be represented at the Annual Meeting.

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CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines, which govern the Board of Directors’ structure and proceedings and contain its position on many governance issues. These Guidelines are available on the investors section of our website at www.sabre.com.

Board Leadership Structure

Our Corporate Governance Guidelines provide that our Board of Directors has the right to exercise its discretion to either separate or combine the offices of the Chairman of the Board and the CEO. This decision is based upon the Board of Directors’ determination of what is in the best interests of Sabre and its stockholders, in light of the circumstances and taking into consideration succession planning, skills and experience of the individuals filling those positions and other relevant factors.

Mr. Peterson currently serves as non-executive Chairman of the Board. As Chairman of the Board, his duties include:

•	leading and overseeing the Board,

•	presiding at all meetings of the Board and the stockholders,

•	establishing, in consultation with the CEO (and any other executive officers as needed), the schedule and agendas for meetings of the Board,

•

defining the scope, quality, quantity and timeliness of the flow of information between management and the Board, including Board meeting materials, that is necessary for the Board to effectively and responsibly perform its duties,

•	advising the Board committee chairs in fulfilling their designated roles and responsibilities to the Board,

•	facilitating discussions among directors both during and between Board meetings and serving as a liaison between the Board and the CEO,

•	advising the CEO on strategic matters, including regular discussions on key acquisitions, divestitures, significant company developments and other items requiring Board approval or oversight,

•

developing the agenda for and presiding over Board executive sessions, as well as providing feedback and perspective to the CEO regarding discussions at these sessions and working with the CEO to address any feedback,

•	overseeing the Board’s review and approval of the CEO’s annual goals and objectives for Sabre,

•	leading the Board in the annual performance evaluation of the CEO,

•	leading the Board in CEO and senior management succession planning,

•	managing the Board’s oversight and approval of Sabre’s annual plan and multi-year outlook,

•	managing, in coordination with the Compensation Committee, the Board’s oversight of company-wide talent management and diversity,

•	managing the Board’s oversight of risks and conflicts of interest, including ensuring appropriate ownership by the full Board or an appropriate Board committee,

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CORPORATE GOVERNANCE

•	leading the annual Board evaluation and, in coordination with the Governance and Nominating Committee, overseeing the process for Board committee evaluations,

•	chairing the Governance and Nominating Committee,

•	working with the Governance and Nominating Committee regarding recommendations for Board committee service, including chairing Board committees,

•

interviewing, along with appropriate members of the Governance and Nominating Committee, all Board candidates and making recommendations to the Governance and Nominating Committee and the Board regarding these candidates,

•	consulting with stockholders, in coordination with the CEO,

•	approving the retention of consultants who report directly to the Board, and

•	assuming such other responsibilities that the Board or the CEO may designate from time to time.

Mr. Menke was elected as President and CEO effective December 31, 2016. The current leadership structure is based on the leadership provided by a non-executive Chairman of the Board (currently Mr. Peterson) and a full-time CEO (currently Mr. Menke), with both positions being subject to oversight and review by Sabre’s Board of Directors. The Board of Directors recognizes that, if circumstances change in the future, other leadership structures might also be appropriate, and it has the discretion to revisit this determination of Sabre’s leadership structure.

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Overview of Board Composition

The following charts provide a snapshot of the Board’s composition.

Board Composition and Director Independence

Our Board of Directors is currently comprised of eleven directors and will continue to be comprised of eleven directors following Mr. Kellner’s retirement from the Board of Directors immediately prior to the Annual Meeting and if Ms. Mandel is elected. Our Certificate of Incorporation provides that the number of directors on our Board of Directors shall be not less than five directors nor more than thirteen directors, as determined by the affirmative vote of the majority of the Board of Directors then in office.

Our Board of Directors has determined that George Bravante, Jr., Hervé Couturier, Renée James, Lawrence W. Kellner, Gary Kusin, Gail Mandel, Judy Odom, Joseph Osnoss, Karl Peterson, Zane Rowe and John Siciliano are independent as defined under the corporate governance rules of NASDAQ. In making these determinations, the Board of Directors considered the applicable legal standards and any relevant transactions, relationships or arrangements. See “Certain Relationships and Related Party Transactions.”

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CORPORATE GOVERNANCE

Director Nominee Criteria and Process

The Board of Directors is responsible for approving candidates for membership to the Board of Directors. The Board of Directors has delegated the screening and recruitment process to the Governance and Nominating Committee, in consultation with our Chairman of the Board and our President and CEO. The Governance and Nominating Committee believes that the criteria for director nominees should support Sabre’s strategies and business, ensure effective governance, account for individual director attributes and the overall mix of those attributes and support the successful recruitment of qualified candidates for the Board of Directors.

Qualified candidates for director are those who, in the judgment of the Governance and Nominating Committee, possess all of the general attributes and a sufficient mix of the specific attributes listed below to ensure effective service on the Board of Directors.

General Attributes	Specific Attributes
• Leadership skills • Ethical character • Active participator • Relationship skills • Effectiveness • Independence • Financial literacy • Reflection of Sabre values

• Leadership experience, including executive and board experience

• Technology or travel industry knowledge

• Financial background

• Diversity, including geographical, industry, function, gender, race or ethnicity

• International experience

• Marketing or sales background

• Other functional expertise

The Governance and Nominating Committee may receive recommendations for candidates for the Board of Directors from various sources, including our directors, management and stockholders. In addition, the Governance and Nominating Committee may periodically retain a search firm to assist it in identifying and recruiting director candidates meeting the criteria specified by the Governance and Nominating Committee.

The Governance and Nominating Committee recommends nominees to the Board of Directors to fill any vacancies. As provided in our Certificate of Incorporation, the Board of Directors elects a new director when a vacancy occurs between annual meetings of stockholders. The Governance and Nominating Committee also recommends to the Board of Directors any new appointments and nominees for election as directors at our Annual Meetings.

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CORPORATE GOVERNANCE

Attributes of Current Directors

The Governance and Nominating Committee believes that each of our current directors possesses all of the general attributes described above. The following chart provides an overview of the specific attributes described above we believe are applicable to our current directors.

See “Certain Information Regarding Nominees for Director” for additional information regarding director qualifications.

Board Tenure

The Governance and Nominating Committee believes that Board tenure is important, as we seek to achieve the appropriate balance in years of service. New directors provide fresh perspectives, while longer serving directors provide a deep knowledge of the company. Our current Board has an average tenure of 7 years.

Our Corporate Governance Guidelines provide that directors will not stand for re-election after reaching age 74. This guideline may be waived in individual cases by the Governance and Nominating Committee.

Board Evaluations

The Governance and Nominating Committee oversees annual performance evaluations of the Board and its committees, and the Board and each committee conducts an annual evaluation. The Governance and Nominating Committee further assesses the individual contributions of directors recommended for re-election, as well as considers the overall composition of the Board and its committees, including whether the directors have an appropriate mix of the attributes described above in order to function effectively and taking into account any anticipated future needs of the Board.

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Diversity of Directors

As noted above, the Governance and Nominating Committee believes that diversity of backgrounds and viewpoints is a key attribute for directors. As a result, the Governance and Nominating Committee considers specific attributes for director candidates, including whether the individual brings an appropriate level of diversity, which may be, among others, geographical, industry, function, gender, race or ethnicity. While the Governance and Nominating Committee considers this diversity when reviewing nominees for director, the Governance and Nominating Committee has not established a formal policy regarding diversity in identifying director nominees.

Stockholder Nominations for Directors

The Governance and Nominating Committee considers nominees recommended by stockholders as candidates for election to the Board of Directors. As discussed under “Other Corporate Governance Practices and Matters,” our Bylaws provide for proxy access stockholder nominations of director candidates. Stockholders who wish to nominate directors under our proxy access Bylaw provisions or who wish to nominate directors who are not intended to be included in our proxy materials should refer to the information under “Other Information—Proxy Access Nominations and Annual Meeting Advance Notice Requirements.”

A nomination that does not comply with the requirements set forth in our Bylaws will not be considered for presentation at the annual meeting, but may be considered by the Governance and Nominating Committee for any vacancies arising on the Board of Directors between annual meetings in accordance with the process described in “Director Nominee Criteria and Process.”

Board Meetings and Annual Meeting Attendance

The Board of Directors met five times in 2019. All of the directors attended in excess of 75% of the total number of meetings of the Board of Directors and the committees on which they served.

Our Corporate Governance Guidelines provide that directors are expected to attend all or substantially all Board meetings and meetings of the committees of the Board on which they serve, as well as our annual meeting. Our 2019 Annual Meeting was attended by all of our directors then in office.

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Board Committees

The Board of Directors has established five standing committees to assist it in carrying out its responsibilities: the Audit Committee, the Compensation Committee, the Governance and Nominating Committee, the Technology Committee and the Executive Committee. The table below provides current membership for each committee.

Director	Audit	Compensation	Governance and Nominating	Technology	Executive
George Bravante, Jr.	Member
Hervé Couturier	Member			Chair
Renée James	Member			Member
Lawrence W. Kellner			Member		Member
Gary Kusin		Chair	Member
Sean Menke				Member	Member
Judy Odom	Chair
Joseph Osnoss		Member	Member	Member	Member
Karl Peterson		Member	Chair		Chair
Zane Rowe		Member		Member
John Siciliano	Member

Ms. Mandel is expected to serve on the Audit Committee and the Technology Committee, if elected.

Each of the committees operates under its own written charter adopted by the Board of Directors, each of which is available on the investors section of our website at www.sabre.com.

Ad hoc committees may also be designated under the direction of our Board of Directors when necessary to address specific issues.

Audit Committee

The Audit Committee assists the Board of Directors in the oversight of, among other things, the following items:

•	the integrity of Sabre’s financial statements and internal control system,

•	the performance of Sabre’s internal audit function,

•	the annual independent audit of Sabre’s financial statements,

•	the engagement of the independent auditors and the evaluation of their qualifications, independence and performance,

•	legal and regulatory compliance,

•	the implementation and effectiveness of Sabre’s disclosure controls and procedures,

•	review of our cybersecurity and other information technology risks, controls and procedures, and

•	the evaluation of enterprise risk issues, including overseeing risks to Sabre related to the items listed above, and reviewing Sabre’s procedures with respect to risk management.

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CORPORATE GOVERNANCE

The members of the Audit Committee are Judy Odom (Chairman), George Bravante, Jr., Hervé Couturier, Renée James and John Siciliano, and Ms. Mandel is expected to serve on the Audit Committee if elected. Each of these individuals is “independent,” as defined under NASDAQ rules and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Board of Directors has determined that each director appointed to the Audit Committee is financially literate and that Ms. Odom, Ms. James and Messrs. Bravante and Siciliano meet the criteria of the rules and regulations set forth by the SEC for an “audit committee financial expert.”

The Audit Committee met eight times in 2019.

Compensation Committee

The Compensation Committee assists the Board of Directors in the oversight of, among other things, the following items:

•	the operation of our executive compensation program,

•

the review and approval of the corporate goals and objectives relevant to the compensation of our CEO, the evaluation of his or her performance in light of those goals and objectives, and the determination and approval of his or her compensation based on that evaluation,

•	the establishment and annual review of any stock ownership guidelines applicable to our executive officers and management, and the non-employee members of the Board of Directors,

•	the determination and approval of the compensation level (including base and incentive compensation) and direct and indirect benefits of our executive officers,

•	any recommendation to the Board of Directors regarding the establishment and terms of incentive-compensation and equity-based plans, and the administration of these plans, and

•	the evaluation and oversight risks to Sabre and its business implied by Sabre’s compensation program, taking into account Sabre’s business strategy.

The members of the Compensation Committee are Gary Kusin (Chairman), Joseph Osnoss, Karl Peterson and Zane Rowe, each of whom is “independent,” as defined under NASDAQ rules. The Compensation Committee met five times in 2019.

Committee Consultant

The Compensation Committee’s charter provides that the Compensation Committee has the authority to retain advisors, including compensation consultants, to assist in its work. The Compensation Committee believes that a compensation consultant can provide important market information and perspectives that can help it determine compensation programs that best meet the objectives of our compensation philosophy and policies. Pursuant to its charter, prior to selecting a compensation consultant the Compensation Committee considers factors relevant to the independence of the individual advisors, as well as the independence of the advisors’ organization.

The Compensation Committee has engaged Compensia, Inc., a national compensation consulting firm, to assist it with compensation matters. Compensia has no other business relationship with Sabre and receives no payments from us other than fees for services to the Compensation Committee. Compensia reports directly to the Compensation Committee, and the Compensation Committee may replace Compensia or

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hire additional consultants at any time. A representative of Compensia attends Compensation Committee meetings and communicates with the Chairman of the Compensation Committee between meetings from time to time.

The Compensation Committee has assessed the independence of Compensia taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the listing standards of NASDAQ, and has concluded that no conflict of interest exists with respect to the work that Compensia performs for the Compensation Committee.

Compensation Policies and Practices Risk Assessment

At the request of the Compensation Committee, Compensia has assessed the risk profile of Sabre’s compensation programs. Based on this review, management and the Compensation Committee have concluded that Sabre’s compensation policies and practices, taken as a whole, are not reasonably likely to have a material adverse impact on Sabre.

Governance and Nominating Committee

The Governance and Nominating Committee assists the Board of Directors in the oversight of, among other things, the following items:

•

the review of the performance of our Board of Directors and any recommendations to the Board of Directors regarding the selection of candidates, qualification and competency requirements for service on the Board of Directors and the suitability of proposed nominees as directors,

•	corporate governance principles applicable to Sabre,

•	leadership of the annual review of the Board of Directors’ performance, and

•	oversight of risks to Sabre associated with corporate governance, including Board leadership structure, succession planning and other related governance matters.

The members of the Governance and Nominating Committee are Karl Peterson (Chairman), Lawrence W. Kellner, Gary Kusin and Joseph Osnoss, each of whom is “independent,” as defined under NASDAQ rules. The Governance and Nominating Committee met five times in 2019.

Technology Committee

The Technology Committee assists the Board of Directors in the oversight of, among other things, the following items:

•	the appraisal of major technology-related projects and recommendations to our Board of Directors regarding our technology strategies,

•	the review of the quality and effectiveness of Sabre’s information technology security, data privacy and disaster recovery capabilities,

•	the provision of advice to our senior technology management team with respect to existing trends in information technology and new technologies, applications and systems, and

•	in coordination with the Audit Committee, oversight of risks related to the quality and effectiveness of Sabre’s information technology security, data privacy and disaster recovery capabilities.

Sabre Corporation 2020 Proxy Statement	15

CORPORATE GOVERNANCE

The members of the Technology Committee are Hervé Couturier (Chairman), Renée James, Joseph Osnoss, Sean Menke and Zane Rowe, and Ms. Mandel is expected to serve on the Technology Committee if elected. The Technology Committee met four times in 2019.

Executive Committee

The Executive Committee’s principal function is to exercise, when necessary between meetings of the Board of Directors, certain of the Board of Directors’ powers and authority in the management of our business and affairs and to act on behalf of the Board of Directors.

The members of the Executive Committee are Karl Peterson (Chairman), Lawrence W. Kellner, Sean Menke and Joseph Osnoss. The Executive Committee did not meet in 2019.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past year has served, as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Other Corporate Governance Practices and Matters

Proxy Access

In February 2020, the Board of Directors amended our Bylaws to implement proxy access. The proxy access provisions in our Bylaws generally permit a stockholder or group of up to 20 stockholders owning 3% or more of our outstanding common stock continuously for at least three years to nominate and include in our proxy materials director nominees constituting up to the greater of 20% of the Board of Directors or two individuals, provided that such stockholders and nominees satisfy the requirements specified in the Bylaws.

Simple Majority Voting Provisions

In 2019, stockholders approved an amendment to our Certificate of Incorporation that eliminated the supermajority voting provisions contained in our Certificate of Incorporation in favor of simple majority voting requirements contained in our Certificate of Incorporation.

Annual Election of Directors

In 2018, stockholders approved amendments to our Certificate of Incorporation to provide that directors will be elected on an annual basis instead of for staggered terms of three years each. Under the amendment, directors continue to serve the remainder of their elected terms, and beginning with the 2019 Annual Meeting of Stockholders, the directors up for election at the Annual Meeting will be elected annually so that, by the 2021 Annual Meeting of Stockholders, all directors will be elected annually.

Majority Voting for Directors in Uncontested Elections

In 2017, the Board of Directors and our stockholders approved an amendment to our Certificate of Incorporation to facilitate the implementation of a majority vote standard in uncontested director elections. As a result, our Bylaws now provide for a majority vote standard in these elections.

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CORPORATE GOVERNANCE

Communicating with Directors

Stockholders and other interested parties may communicate with our Board of Directors by writing to the Board of Directors, c/o Corporate Secretary, Sabre Corporation, 3150 Sabre Drive, Southlake, Texas 76092. You may also find information on communicating with the Board of Directors on the investors section of our website at www.sabre.com.

Code of Business Ethics

We have adopted a Code of Business Ethics, which is the code of conduct applicable to all of our directors, officers and employees. The Code of Business Ethics is available on the investors section of our website at www.sabre.com. Any change or amendment to the Code of Business Ethics, and any waivers of the Code of Business Ethics for our directors, CEO or senior financial officers, will be available on our website at the above location. As of the date of this proxy statement, no such waivers had been posted at this location.

Board and Management Roles in Risk Oversight

Our Board of Directors has the primary responsibility for risk oversight of Sabre as a whole. The Audit Committee is responsible for overseeing risks associated with financial and accounting matters, including compliance with legal and regulatory requirements and internal control over financial reporting. In addition, the Audit Committee has oversight responsibility relating to the evaluation of enterprise risk issues, as well as for reviewing Sabre’s procedures with respect to risk management. The Audit Committee further has oversight authority to review our plans to mitigate cybersecurity risks.

The Board of Directors has also charged the Compensation Committee with evaluating Sabre’s compensation program, taking into account Sabre’s business strategy and risks to Sabre and its business implied by the compensation program. See “Compensation Policies and Practices Risk Assessment.” The Governance and Nominating Committee oversees risks associated with corporate governance, including Board leadership structure, succession planning and other matters. The Technology Committee, in coordination with the Audit Committee, is responsible for periodically reviewing, appraising and discussing with management the quality and effectiveness of Sabre’s information technology security, data privacy and disaster recovery capabilities.

We believe that the current leadership structure of the Board of Directors is designed to support effective oversight of our risk management processes described above by providing independent leadership at the Board committee level, with ultimate oversight by the full Board of Directors as led by both the Chairman of the Board and the President and CEO.

Whistleblower Procedures

The Audit Committee has established procedures for receiving, recording and addressing any complaints we receive regarding accounting, internal accounting controls or auditing matters, and for the confidential and anonymous submission, by our employees or others, of any concerns about our accounting or auditing practices. We also maintain a toll-free Sabre Global Integrity Hotline telephone line and a website, each allowing our employees and others to voice their concerns anonymously.

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PROPOSAL 1: ELECTION OF DIRECTORS

PROPOSAL 1: ELECTION OF DIRECTORS

General Information

Our business and affairs are managed under the direction of our Board of Directors. Our Certificate of Incorporation provides that our Board of Directors shall consist of at least five directors but no more than thirteen directors. The Board of Directors, upon the recommendation of the Governance and Nominating Committee, has recommended Gail Mandel for election to the Board of Directors.

As of the date of this proxy statement, the Board of Directors consists of eleven members. Lawrence W. Kellner has notified us that he is retiring from the Board of Directors immediately prior to the Annual Meeting. We would like to thank Mr. Kellner for his many years of service and substantial contributions to the Board of Directors, Sabre and our stockholders. Following Mr. Kellner’s retirement, and if Ms. Mandel is elected, the Board of Directors will continue to consist of eleven members.

The Board of Directors is currently divided into two classes, as required by our Certificate of Incorporation. Seven of the directors have terms that expire at this year’s Annual Meeting and three have terms that expire at the 2021 Annual Meeting. Any additional directorships resulting from an increase in the number of directors or a vacancy will be filled by the directors then in office.

In May 2018, stockholders approved an amendment to our Certificate of Incorporation to declassify the Board of Directors. Under the amendment, directors continue to serve the remainder of their elected terms, and beginning with the 2019 Annual Meeting of Stockholders, directors up for election at the Annual Meeting will be elected annually so that, by the 2021 Annual Meeting of Stockholders, all directors will be elected annually.

As a result, beginning with last year’s Annual Meeting, new directors, and incumbent directors whose terms are expiring, will be elected annually for one-year terms instead of for three-year terms. The eight nominees for director set forth on the following pages are proposed to be elected at this year’s Annual Meeting to serve for a term to expire at the 2021 Annual Meeting and until their successors are elected and have qualified. Should any nominee become unable to serve, proxies may be voted for another person designated by management. All nominees have advised us that they will serve if elected. The remaining three directors will continue to serve as directors for the term set forth on the following pages, in accordance with their previous election.

Certain Information Regarding Nominees for Director

The names of the nominees and of the other directors continuing in office, their ages as of March 18, 2020, the year they first became directors, their principal occupations during at least the past five years, information regarding director qualifications and certain other biographical information are set forth below by class, in the order of the next class to stand for election. Information is also provided on public company boards with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or registered under the Investment Company Act of 1940 on which they have served on since January 1, 2015. All of the nominees, other than Ms. Mandel, are current directors standing for reelection.

18	Sabre Corporation 2020 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

For a One-Year Term Expiring at the 2021 Annual Meeting of Stockholders

GEORGE R. BRAVANTE, JR.

Sabre committee membership:

Audit Committee

Professional experience:

Mr. Bravante is the co-founder and the managing member of the general partner of Bravante-Curci Investors, LP, an investment firm focusing on real estate investments in California. He has held this position since 1996. Since 2005, he has also been the owner of Bravante Produce, a grower, packer and shipper of premium California table grapes and citrus. In addition, since 2012 he has served as the CEO of Pacific Agricultural Realty, LP, a private equity fund investing in agricultural assets in California. Previously, he served as chairman of the board of ExpressJet Holdings, Inc. from 2005 to 2010 and was a member of its board from 2004 to 2010. From 1994 to 1996, Mr. Bravante was President and Chief Operating Officer of Colony Advisors, Inc., a real estate asset management company, and prior to that he was President and Chief Operating Officer of America Real Estate Group, Inc., where he led strategic management, restructuring and disposition of assets. He serves as a director of KBS Growth & Income REIT, Inc., a real estate investment trust.

Director qualifications:

We believe that Mr. Bravante should serve on the Board of Directors because of his travel industry experience, as well as his investment experience and financial and strategic business knowledge.

Public company boards served on since 2015:

KBS Growth & Income REIT, Inc. (2016 to present)

61, Director since December 2014
Co-founder of Bravante-Curci Investors, LP, Owner of Bravante Produce and CEO of Pacific Agricultural Realty, LP

RENÉE JAMES

Sabre committee membership:

Audit Committee and Technology Committee

Professional experience:

Ms. James is a technology leader with large-scale and broad international operations experience. She is currently the chairman and CEO of Ampere Computing, a company she founded in 2017. Ampere produces high performance semiconductors for hyperscale cloud, storage and edge computing. Ms. James had a lengthy career with Intel Corporation where she was the president of the company until her departure in 2016. Throughout her 28-year tenure with Intel she held a variety of leadership positions in research and development for both hardware and software building a global R&D network, held several general management positions and led the global manufacturing organization. She is a current operating executive at the Carlyle Group and serves as a member of the Board of Directors for Citigroup, Oracle, Vodafone and Sabre. In 2016, she was appointed chairman of the National Security Advisory Committee (NSTAC) by President Obama. James was #21 on Fortune’s list of 100 Most Powerful Women in 2014 and was named #45 on Forbes Most Powerful Women list in 2015.

Director qualifications:

We believe that Ms. James’ deep enterprise software and industry insights, as well as her extensive strategy and operating experience in the technology sector, serve an important role for our Board of Directors.

Public company boards served on since 2015:

Vodafone, PLC (2011 to present), Oracle Corporation (2015 to present) and Citigroup, Inc. (2016 to present)

55, Director since August 2015
CEO, Ampere Computing

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PROPOSAL 1: ELECTION OF DIRECTORS

GARY KUSIN

Sabre committee membership:

Compensation Committee (chair) and Governance and Nominating Committee

Professional experience:

Mr. Kusin is a private investor, business advisor and entrepreneur. Mr. Kusin has advised an array of public companies, private companies and private equity firms, including TPG Capital and Leonard Green Partners on strategic, management and growth issues. He co-founded two companies, Babbage’s, operating now as GameStop, and Laura Mercier Cosmetics which today are well known global brands. Mr. Kusin served from 2001 to 2006 as president and chief executive officer of Kinko’s, today operating as FedEx Office. He was responsible for the turnaround, strategic growth and transformation of Kinko’s and oversaw its ultimate sale to FedEx. An Inc. magazine “Entrepreneur of the Year,” Mr. Kusin has served on numerous private and public the boards of director. Mr. Kusin’s community activities include positions held with St. Mark’s School of Texas Board of Trustees, Dallas Young Presidents’ Organization (YPO) chairman, Dallas Citizen’s Council board of directors, the Southwestern Medical School Foundation and as chairman of the Advisory Council for the University of Texas McComb’s School of Business. A member of the University of Texas McComb’s School of Business Hall of Fame, Mr. Kusin earned a BA from the University of Texas at Austin and a MBA from the Harvard Business School.

Director qualifications:

We believe that Mr. Kusin should serve on our Board of Directors because of his substantial expertise in executive management and corporate governance as a result of his extensive experience as an investor, director and an executive officer of major corporations.

68, Director since March 2007
Private investor, business advisor and entrepreneur

GAIL MANDEL

Professional experience:

Ms. Mandel has served as Managing Director of Focused Point Ventures, LLC, a business advisory and consulting services organization, since 2019. In addition, she currently serves as the Executive Chairman of the Board of PureStar, a provider of laundry services and linen management to the hospitality industry. From 2014 to 2018, she served as President and Chief Executive Officer of Wyndham Destination Network, an operating division of Wyndham Worldwide and a provider of professionally managed, unique vacation accommodations. Ms. Mandel served as Chief Operating Officer and Chief Financial Officer, Wyndham Exchange & Rentals (later known as Wyndham Destination Network), from March 2014 to November 2014 and Chief Financial Officer, Wyndham Destination Network, from January 2010 to March 2014. From August 2006 to January 2010, Ms. Mandel was Senior Vice President, Financial Planning & Analysis, for Wyndham Worldwide. From February 1999 to August 2006, Ms. Mandel was Division CFO/Controller, Cendant Hospitality Services, and from October 1997 to February 1999, Ms. Mandel was Controller, Cendant Mobility.

Director qualifications:

We believe that Ms. Mandel’s extensive hospitality industry experience, as well as her significant leadership experience in finance and technology implementation, will provide an important contribution our Board of Directors.

51
Managing Director, Focused Point Ventures, LLC

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PROPOSAL 1: ELECTION OF DIRECTORS

SEAN MENKE

Sabre committee membership:

Executive Committee and Technology Committee

Professional experience:

Mr. Menke was elected President and CEO of Sabre effective December 31, 2016. Prior to that, he served as Sabre’s executive vice president and president of Travel Network. Before joining Sabre in October 2015, Mr. Menke served as executive vice president and chief operating officer of Hawaiian Airlines from October 2014 to October 2015. From 2013 to 2014, he was executive vice president of resources at IHS Inc., a global information technology company. He served as managing partner of Vista Strategic Group, LLC, a consulting firm, from 2012 to 2013 and from 2010 to 2011. From 2011 to 2012, he served as president and chief executive officer of Pinnacle Airlines, and from 2007 to 2010 as president and chief executive officer of Frontier Airlines. Frontier Airlines and Pinnacle Airlines filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code in 2008 and 2012, respectively.

Director qualifications:

Mr. Menke’s extensive travel technology sector experience and his substantial leadership experience as an executive officer of airline companies make him a valuable asset to our management and our Board of Directors.

51, Director since December 2016
President and CEO, Sabre Corporation

JOSEPH OSNOSS

Sabre committee membership:

Compensation Committee, Executive Committee, Governance and Nominating Committee and Technology Committee

Professional experience:

Mr. Osnoss is a Managing Partner and Managing Director of Silver Lake, which he joined in 2002. From 2010 to 2014, before returning to the U.S., Mr. Osnoss was based in Silver Lake’s London office, where he helped oversee the firm’s activities in EMEA. Mr. Osnoss is currently on the boards of Cornerstone OnDemand, EverCommerce, First Advantage, Global Blue, and LightBox. He previously served on the boards of Cast & Crew Entertainment Services (as Chairman), Instinet Incorporated, Interactive Data Corporation, Mercury Payment Systems, and Virtu Financial. Prior to joining Silver Lake, Mr. Osnoss worked in investment banking at Goldman, Sachs & Co., where he focused on mergers and financings in the technology and telecommunications industries. He previously held positions at Coopers & Lybrand Consulting in France and at Bracebridge Capital, a quantitative hedge fund. Mr. Osnoss also has served as a Visiting Professor at the London School of Economics.

Director qualifications:

Mr. Osnoss’ extensive experience in private equity investing, including the technology sector, and serving on the boards of directors of other companies, both domestically and internationally, positions him to contribute meaningfully to our Board of Directors.

Public company boards served on since 2015:

Virtu Financial Inc. (2015 to 2016), Cegid Group SA (March 2017 to December 2017) and Cornerstone OnDemand, Inc. (2017 to present)

42, Director since March 2007
Managing Partner and Managing Director, Silver Lake

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PROPOSAL 1: ELECTION OF DIRECTORS

ZANE ROWE

Sabre committee membership:

Compensation Committee and Technology Committee

Professional experience:

Mr. Rowe has served as Chief Financial Officer of VMware, Inc. since March 2016. Before joining VMware, he served as Executive Vice President and Chief Financial Officer of EMC Corporation from October 2014 through February 2016. Prior to joining EMC, Mr. Rowe was Vice President of North American Sales of Apple Inc. from May 2012 to May 2014. He was Executive Vice President and Chief Financial Officer of United Continental Holdings, Inc., an airline holdings company, from October 2010 until April 2012 and was Executive Vice President and Chief Financial Officer of Continental Airlines from August 2008 to September 2010. Mr. Rowe serves on the Board of Trustees of Embry-Riddle Aeronautical University.

Director qualifications:

Mr. Rowe’s extensive experience in the travel industry and the technology sector, as well as his financial expertise and experience in sales, operations and strategic roles, provides key contributions to our Board of Directors.

Public company boards served on since 2015:

Pivotal Software, Inc. (2016 to 2019)

49, Director since May 2016
Chief Financial Officer, VMware, Inc.

JOHN SICILIANO

Sabre committee membership:

Audit Committee

Professional experience:

Mr. Siciliano is Chairman of Avondale Strategies, LLC, an advisory firm. Previously, he served as Senior Managing Director and Global Strategy Leader, Asset and Wealth Management at PricewaterhouseCoopers, LLP from 2012 until 2019. From 2011 to 2012, Mr. Siciliano served as Chairman of Avondale Strategies advising companies in the financial services sector. From 2008 to 2010, Mr. Siciliano served as Chief Executive Officer of the independent asset management firms owned by New York Life Investments. Prior thereto, he was CEO of BKF Capital Group, before which he served in various senior roles in the financial services industry. Mr. Siciliano serves as Trustee and Chair of the Audit Committee of Pacific Global Exchange Traded Funds, a wholly-owned subsidiary of Pacific Life Company. In addition, he is a CEO Advisor to the Korn Ferry Chief Executive Institute as well as a Senior Advisor to PricewaterhouseCoopers, LLC.

Director qualifications:

Mr. Siciliano has broad, global leadership experience as a CEO, CFO and senior advisor, as well as significant experience in developing and implementing corporate strategy, including acquisitions, divestitures and capital raising. We believe these factors, coupled with his well-versed understanding of the complexity of issues in the areas of governance and ethics, make him an excellent director.

Public company boards served on since 2015:

Pacific Global ETF Trust (2018 to present) and YieldStreet Prism Fund (2019 to present)

65, Director since April 2019
Chairman, Avondale Strategies, LLC

The Board of Directors unanimously recommends a vote FOR the election of the seven nominees for director.

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PROPOSAL 1: ELECTION OF DIRECTORS

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

Term Expiring at the 2021 Annual Meeting of Stockholders

HERVÉ COUTURIER

Sabre committee membership:

Audit Committee

Professional experience:

Mr. Couturier is a private investor and product strategy consultant. Mr. Couturier currently serves as President of Kerney Partners, a consulting firm. From 2012 to 2016, he was Executive Vice President, R&D, at Amadeus, an airline reservation systems provider. From 2007 to 2012, he was Executive Vice President of SAP AG’s Technology Group and Head of Research. He also serves as a board member for SimCorp A/S, Infovista Inc., Unit4 N.V., Sportradar AG and Kyriba Corp., and has held management positions at a number of IT companies including Business Objects, the worldwide leader of business intelligence solutions, now part of SAP, S1 Corporation, a provider of payment software for financial institutions, and XRT, a leading European treasury management software company, now part of the Sage Group PLC. Mr. Couturier holds both an engineering degree and a Master of Science degree from the École Centrale Paris in France. He began his career at IBM in 1982, where he held various engineering and business positions until 1997.

Director qualifications:

Mr. Couturier has significant experience in the areas of solutions strategy, product strategy, product development and business management at software-based companies, as well as domain experience in the travel, banking and manufacturing segments. We believe this international and industry expertise provides valuable insights for the Board of Directors.

61, Director since December 2017
President, Kerney Partners

JUDY ODOM

Sabre committee membership:

Audit Committee (chair)

Professional experience:

From 1985 until her retirement in 2002, Ms. Odom held numerous positions, most recently chief executive officer and chairman of the board, at Software Spectrum, Inc., a global business to business software services company, which she co-founded in 1983. Prior to founding Software Spectrum, Ms. Odom was a partner with the international accounting firm, Grant Thornton. Ms. Odom currently serves on the board of directors of Leggett & Platt, Inc., a diversified manufacturing company. She previously served on the boards of Harte Hanks, a marketing services firm and Storage Technology Corporation, a provider of data storage hardware and software products and services.

Director qualifications:

We believe that Ms. Odom’s qualifications to serve on our Board of Directors include her board service with several companies allowing her to offer a broad leadership perspective on strategic and operating issues facing companies today. Ms. Odom’s experience cofounding Software Spectrum, growing it to a large public company before selling it to another public company and serving as board chair provides the insight and perspective of a successful entrepreneur and long serving chief executive officer with international operating experience.

Public company boards served on since 2015:

Harte-Hanks, Inc. (2003 to 2018) and Leggett & Platt, Incorporated (2002 to present)

67, Director since March 2014
Retired Chief Executive Officer and Chairman of the Board, Software Spectrum, Inc.

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PROPOSAL 1: ELECTION OF DIRECTORS

KARL PETERSON

Sabre committee membership:

Compensation Committee, Executive Committee (chair) and Governance and Nominating Committee (chair)

Professional experience:

Mr. Peterson is a Senior Partner of TPG and Managing Partner of TPG Pace Group, the firm’s effort to sponsor SPACs and other permanent capital solutions for companies. He previously served as President and CEO of TPG Pace Holdings and Pace Holdings Corp. Since rejoining TPG in 2004, Mr. Peterson has led investments for the firm in technology, media, financial services and travel sectors and oversaw TPG’s European operations from 2010 until 2017. Prior to 2004, he was a co-founder and the president and CEO of Hotwire.com. He led the business from its launch in 2000 through its sale to InterActiveCorp in 2003. Before Hotwire, Mr. Peterson was a principal at TPG in San Francisco, and from 1992 to 1995 he was a financial analyst at Goldman, Sachs & Co. Mr. Peterson is currently a director of Playa Hotels and Resorts and as Chairman of Accel Entertainment.

Director qualifications:

We believe that as a result of his experience as a director of several travel and technology companies, as a former executive of an online travel company, and as a private equity investor with significant experience working with public companies, Mr. Peterson brings a keen strategic understanding of our industry and of the competitive landscape for our company.

Public company boards served on since 2015:

Pace Holdings Corp. (2015 to 2017), Playa Hotels and Resorts (2017 to present), Caesars Acquisition Company (2013 to 2017), Norwegian Cruise Line Holdings Ltd. (2008 to 2016) and TPG Pace Holdings (2017 to present)

49, Director since March 2007
Senior Partner of TPG and Managing Partner, TPG Pace Group Chairman of the Board, Sabre Corporation

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PROPOSAL 1: ELECTION OF DIRECTORS

Director Compensation Program

2019 Compensation

Our Board of Directors, based on recommendations by the Compensation Committee, has adopted a formal compensation program for the non-employee members of our Board of Directors. This compensation program is designed to pay directors an appropriate amount for their services required as a director, while also seeking to align their interests with the long-term interests of our stockholders. When assessing the director compensation program, the Compensation Committee, with the assistance of Compensia, compares the design and the compensation elements of the program to that of our compensation peer group. For information regarding our compensation peer group, see “Compensation Discussion and Analysis—Competitive Positioning” below.

For 2019, this compensation program consisted of the following elements:

Type of Compensation	Dollar Value of Compensation Element
Annual cash retainer	$90,000, paid quarterly
Annual grant of restricted stock unit awards (vests in full on first anniversary of date of grant)	$160,000 value, awarded on March 15

Audit Committee chairman annual cash retainer	additional $30,000, paid quarterly
Audit Committee member annual cash retainer	additional $15,000, paid quarterly

Compensation Committee chairman annual cash retainer	additional $20,000, paid quarterly
Compensation Committee member annual cash retainer	additional $10,000, paid quarterly

Governance and Nominating Committee chairman annual cash retainer	additional $15,000, paid quarterly
Governance and Nominating Committee member annual cash retainer	additional $10,000, paid quarterly

Technology Committee chairman annual cash retainer	additional $15,000, paid quarterly
Technology Committee member annual cash retainer	additional $10,000, paid quarterly

In addition, the non-employee members of our Board of Directors are also eligible to receive a one-time restricted stock unit award with a grant date value of $400,000 in connection with their appointment to the Board of Directors, which vests ratably on a quarterly basis over four years from the date of grant.

Our Chairman of the Board receives an additional annual cash retainer equal to $160,000, payable quarterly in arrears, for service as Chairman of the Board. He receives no additional fees for being a committee chairman or member.

Awards granted to non-employee directors (ii) from 2014 through May 2016 were pursuant to the 2014 Omnibus Incentive Compensation Plan (the “2014 Omnibus Plan”), (ii) from May 2016 to April 2019 were pursuant to the 2016 Omnibus Incentive Compensation Plan (the “2016 Omnibus Plan”), and (iii) after April 2019 were pursuant to the 2019 Director Equity Compensation Plan (the “2019 Director Plan”). Each of the 2014 Omnibus Plan, the 2016 Omnibus Plan and the 2019 Director Plan was approved by stockholders.

Approval of 2019 Compensation

In November 2018, TPG and Silver Lake (as defined below) divested all of their remaining shares in Sabre. Mr. Osnoss is Managing Partner and Managing Director of Silver Lake, and Mr. Peterson is a Senior Partner of TPG. In light of TPG’s and Silver Lake’s divestiture, and given Messrs. Osnoss’ and Peterson’s continuing

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PROPOSAL 1: ELECTION OF DIRECTORS

Board service, the Compensation Committee reviewed the compensation program for the non-employee members of the Board of Directors, with the assistance of Compensia. Based on this review, in February 2019, a sub-committee of the Compensation Committee (which excluded Messrs. Osnoss and Peterson) recommended to our Board of Directors, and the members of the Board (other than Messrs. Osnoss and Peterson) approved, Messrs. Osnoss’ and Peterson’s eligibility to participate in the non-employee director compensation program, effective January 1, 2019. As a result of this determination, beginning January 1, 2019, Messrs. Osnoss and Peterson receive the annual cash retainer and annual restricted stock unit award, as well as the retainers for their Board committee service, as described above. Messrs. Osnoss and Peterson did not receive the initial one-time restricted stock unit award granted to new directors. In addition, they will be subject to the director stock ownership guidelines and will be required to meet these ownership requirements within five years of the commencement of their participation in the program. “TPG” refers to TPG Global, LLC and its affiliates, and “Silver Lake” refers to Silver Lake Management Company, L.L.C. and its affiliates.

In February 2019, with the assistance of Compensia, the Compensation Committee reviewed the compensation of the non-executive Chairman of the Board, including a review of compensation peer group data. Based on this review, the Compensation Committee recommended to our Board of Directors, and the members of the Board (other than Mr. Kellner, who was Chairman of the Board at the time) approved, effective March 15, 2019, that the non-executive Chairman will receive the same compensation as other non-employee directors ($90,000 annual cash retainer and $160,000 value annual restricted stock unit award) plus an annual cash retainer equal to $160,000, payable quarterly in arrears, for service as Chairman of the Board. Previously, the Chairman of the Board was compensated under a separate program and received an annual cash retainer of $250,000 and an annual restricted stock unit award with a grant date value of $350,000 that vested in full on the first anniversary of the date of grant. The Chairman of the Board receives no additional fees for being a committee chairman or member. The Compensation Committee recommended this reduction in compensation in recognition of the evolution of the role that our Chairman plays. See “Corporate Governance—Board Leadership Structure.”

Non-Employee Directors Compensation Deferral Plan

We maintain the Sabre Corporation Non-Employee Directors Compensation Deferral Plan, a non-qualified deferred compensation plan that allows non-employee directors to defer receipt of all or a portion of the shares of our common stock subject to their restricted stock unit awards. Each participating non-employee director has a notional account established to reflect the vesting of his or her restricted stock unit awards and associated notional dividend equivalents. Non-employee directors are fully vested in their accounts. Deferrals are distributed in the form of Sabre common stock after the director terminates his or her service on the Board of Directors or in the event of a change in control of Sabre.

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PROPOSAL 1: ELECTION OF DIRECTORS

2019 Director Compensation Table

The following table presents the total compensation for each person who served as a non-employee member of our Board of Directors during 2019. Mr. Menke, who is our President and CEO, does not receive any compensation for his service as a director and is not included in this table. The compensation received by Mr. Menke as an employee is presented in the “2019 Summary Compensation Table” below.

Director	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Other Compensation ($)(3)	Total ($)
George Bravante, Jr.	$105,000	$159,997	–	$264,997
Hervé Couturier	$116,083	$159,997	–	$276,080
Renée James	$115,000	$159,997	–	$274,997
Lawrence W. Kellner	$250,000	$159,997	$493,057	$903,054
Gary Kusin	$120,000	$159,997	–	$279,997
Judy Odom	$120,000	$159,997	–	$279,997
Joseph Osnoss	$120,000	$159,997	–	$279,997
Karl Peterson	$110,000	$159,997	–	$269,997
Zane Rowe	$110,000	$159,997	–	$269,997
John Siciliano	$72,333	$400,007	–	$472,340

(1)

The amounts reported in the Stock Awards column represent the grant date fair value of the restricted stock unit award for shares of our common stock granted during 2019, computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), disregarding the impact of estimated forfeitures. The assumptions used in calculating the grant date fair value of these stock-based awards are set forth in Note 13, Equity-Based Awards, to the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019. The amounts reported in this column reflect the accounting cost for these stock-based awards, and do not correspond to the actual economic value that may be received by the non-employee members of our Board of Directors from their awards.

(2)

The following table sets forth information on the restricted stock unit awards for shares of our common stock granted in 2019 and the aggregate number of shares of our common stock subject to such outstanding restricted stock unit awards held at December 31, 2019 by the non-employee members of our Board of Directors.

Director	Grant Date	Restricted Stock Units Awarded in 2019 (#)		Restricted Stock Units Held at December 31, 2019 (#)
George Bravante, Jr.	03/15/2019	7,494	(a)	7,494	(a)
Hervé Couturier	03/15/2019	7,494		17,730
Renée James	03/15/2019	7,494	(a)	7,494	(a)
Lawrence W. Kellner	03/15/2019	7,494	(a)	55,869	(a)
Gary Kusin	03/15/2019	7,494		7,494
Judy Odom	03/15/2019	7,494	(a)	7,494	(a)
Joseph Osnoss	03/15/2019	7,494		7,494
Karl Peterson	03/15/2019	7,494		7,494
Zane Rowe	03/15/2019	7,494		9,272
John Siciliano	04/23/2019	17,994		15,745

(a)

Per election made by the non-employee director under the Non-Employee Directors Compensation Deferral Plan, receipt of this restricted stock unit award for shares of our common stock was deferred until the end of the respective board

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PROPOSAL 1: ELECTION OF DIRECTORS

member’s service. Mr. Bravante, Ms. James, Mr. Kellner and Ms. Odom also earned an aggregate of 693, 508, 5,414 and 693 dividend equivalent shares in 2019 on previously deferred shares, respectively.

(3)

Represents amounts paid in April 2019 under the Tax Receivable Agreement (“TRA”), which was entered into immediately prior to the closing of our initial public offering in 2014, pursuant to equity awards granted prior to such initial public offering.

The non-employee members of our Board of Directors are reimbursed for their actual travel and other out-of-pocket expenses in connection with their service on our Board of Directors and Board committees. Non-employee directors are not otherwise provided perquisites or retirement benefits.

2020 Compensation

In February 2020, the Compensation Committee, with the assistance of Compensia, reviewed the compensation program for the non-employee members of our Board of Directors. In its assessment, the Compensation Committee compared the design and the compensation elements of the program to that of the directors’ compensation programs of our compensation peer group. Based on its review, the Compensation Committee recommended, and the Board concurred, not to make any changes to the program at that time.

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PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITORS

PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected Ernst & Young LLP (“Ernst & Young”) as the independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2020, and is requesting ratification by our stockholders. If our stockholders do not approve the selection of Ernst & Young, the selection of other independent auditors for the fiscal year ending December 31, 2021 will be considered by the Audit Committee.

Representatives of Ernst & Young are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to respond to questions.

Principal Accounting Firm Fees

Our aggregate fees (excluding value added taxes) with respect to the fiscal years ended December 31, 2019 and 2018 to our principal accounting firm, Ernst & Young, were as follows (in thousands):

	2019	2018

Audit Fees(1)	$7,306	$6,867

Audit-Related Fees(2)	$860	$998

Tax Fees(3)	$1,200	$619

All Other Fees(4)	$10	$7

(1)

Audit fees consist of fees for the audit of our consolidated financial statements, the review of the unaudited interim financial statements included in our quarterly reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or which include services provided in connection with our filings with the SEC under the Securities Act of 1933, as amended.

(2)	Audit-related fees consist primarily of service organization control examinations and other attestation services.

(3)	Tax fees comprise fees for a variety of permissible services relating to international tax compliance, tax planning, and tax advice.

(4)	All other fees were paid for an online technical accounting research tool.

Audit Committee Approval of Audit and Non-Audit Services

All audit and non-audit services provided by Ernst & Young to Sabre are pre-approved by the Audit Committee using the following procedures. At the first in-person meeting of the Audit Committee each year, the Audit Committee reviews a proposal, together with the related fees, to engage Ernst & Young for audit services. In addition, also at the first in-person meeting of the year, our Audit Committee reviews non-audit services to be provided by Ernst & Young during the year. At each subsequent in-person meeting, the Audit Committee reviews, if applicable, updated information regarding approved services and highlights any new audit and non-audit services to be provided by Ernst & Young. All new non-audit services to be provided are described in individual requests for services. The Audit Committee reviews the individual requests for non-audit services and approves the services if acceptable to the Audit Committee.

Predictable and recurring covered services and their related fee estimates or fee arrangements are considered for general pre-approval by the full Audit Committee on an annual basis at the first in-person meeting of the year, based on information that is sufficiently detailed to identify the scope of the services

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PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITORS

to be provided. General pre-approval of any covered services is effective for the applicable fiscal year. A covered service and its related fee estimate or fee arrangement that has not received general pre-approval must be pre-approved by the Audit Committee or the Chairman of the Audit Committee.

In considering whether to pre-approve a covered service, the Audit Committee considers the nature and scope of the proposed service in light of applicable law, as well as the principles and other guidance enunciated by the SEC and the Public Company Accounting Oversight Board (“PCAOB”) with respect to auditor independence, including that an auditor cannot (1) function in the role of management, (2) audit his or her own work, or (3) serve in an advocacy role for his or her client. The Audit Committee also considers whether the independent auditors are best positioned to provide the most effective and efficient service, for reasons such as its familiarity with our business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance our ability to manage or control risk, or improve audit quality. All these factors are considered as a whole, and no one factor is necessarily determinative. The Audit Committee is also mindful of the ratio of fees for audit to non-audit services in determining whether to grant pre-approval for any service, and considers whether the level of non-audit services, even if permissible under applicable law, is appropriate in light of the independence of the auditor.

To ensure prompt handling of unexpected matters, the Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve any individual covered services that are not the subject of general pre-approval and for which the aggregate estimated fees do not exceed $250,000. Actions taken are reported to the Audit Committee at its next Committee meeting. All services and fees in 2019 were pre-approved by the Audit Committee or the Chairman of the Audit Committee.

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2020.

Audit Committee Report

The Audit Committee operates under a written charter adopted by the Board of Directors. In accordance with this charter, the Audit Committee assists the Board in fulfilling its oversight responsibility relating to the integrity of Sabre’s financial statements and internal control system. Management and the independent auditors are responsible for the planning and conduct of audits, as well as for any determination that Sabre’s financial statements are complete, accurate and in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Audit Committee is responsible for the oversight of management and the independent auditors in connection with this process.

In addition, the Audit Committee is responsible for monitoring the independence of and the risk assessment procedures used by the independent auditors, selecting and retaining the independent auditors, and overseeing compliance with various laws and regulations.

In discharging its oversight responsibilities, the Audit Committee reviewed and discussed Sabre’s audited financial statements with management and Ernst & Young, Sabre’s independent auditors. The Audit Committee also discussed with Ernst & Young all communications required by the auditing standards of the PCAOB.

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PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee received the written disclosures and letter from Ernst & Young required by applicable requirements of the PCAOB regarding Ernst & Young’s communications with the Audit Committee concerning independence and has discussed Ernst & Young’s independence with them.

The Audit Committee has relied on management’s representation that the financial statements have been prepared in accordance with GAAP and on the opinion of Ernst & Young included in their report on Sabre’s financial statements.

Based on the above-mentioned review and discussions with management and the auditors, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Sabre’s Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the SEC.

AUDIT COMMITTEE OF

THE BOARD OF DIRECTORS

Judy Odom, Chair

George Bravante, Jr.

Hervé Couturier

Renée James

John Siciliano

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COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis addresses the principles underlying our executive compensation program and the policies and practices that contributed to our executive compensation actions and decisions for the year ended December 31, 2019 for our named executive officers. For 2019, our named executive officers were:

Name	Position

Sean Menke	President and Chief Executive Officer

Douglas Barnett	Executive Vice President and Chief Financial Officer

Wade Jones	Executive Vice President, Sabre and President, Travel Network

David Shirk	Executive Vice President, Sabre and President, Travel Solutions

Cem Tanyel	Executive Vice President, Sabre and President, Airline Solutions

Executive Summary

Business Overview

In 2019, we saw the commercial benefits of our focus on building a strong technology foundation and an expert leadership team, with new business wins. We ended 2019 with a strong GDS share gain at Travel Network, solid Airline Solutions revenue growth and continued strong revenue growth at Hospitality Solutions. We also advanced our technology transformation activities. We recorded the following financial results for 2019:

•	For the full year, our total consolidated revenue was $3.975 billion, compared to $3.867 billion in 2018, a 2.8% increase.

•	Travel Network revenue increased 2.7% to $2.883 billion from $2.806 billion in 2018.

•	Airline Solutions revenue increased 2.1% to $840 million from $823 million in 2018.

•	Hospitality Solutions revenue increased 7.3% to $293 million from $273 million in 2018.

•

For the full year, diluted net income attributable to common stockholders per share was $0.57, compared to $1.22 in 2018. Adjusted net income from continuing operations per share (“Adjusted EPS”) totaled $1.01 compared to $1.54 in 2018. These amounts declined from 2018 primarily as a result of increased technology expenses. These expenses increased in 2019 primarily due to a shift in technology capitalization mix and corresponding decline in technology capitalized expenditures, which had no impact on Sabre’s level of total technology spend or Free Cash Flow. This shift is driven by the execution of Sabre’s previously disclosed technology strategy, including its cloud migration, mainframe offload and utilization of agile development methods, which increases the expensed portion of its total technology spend.

See Appendix A for a reconciliation of certain non-GAAP and GAAP financial measures presented.

Stockholder Engagement

Since 2016, we have maintained an ongoing, proactive stockholder engagement program. Throughout the year, members of our investor relations group, Corporate Secretary’s office and executive compensation team engage with our stockholders to seek their input on topics of interest to them, including related to

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COMPENSATION DISCUSSION AND ANALYSIS

our strategy, compensation, Board and other governance matters. We actively engage with our stockholders on a year-round basis and integrate the information we learn through these discussions into our governance calendar.

Fall 2019 Stockholder Outreach Program and Changes to the 2020 Executive Compensation Program

In the fall of 2019, we continued our stockholder outreach program, contacting 33 institutional stockholders representing approximately 78% of the shares then outstanding and ultimately meeting with stockholders representing approximately 47% of the shares then outstanding. Our Chairman of the Board continued to participate in our outreach program, meeting with stockholders representing over 30% of the shares then outstanding. Stockholder feedback from these discussions was shared with the Governance and Nominating Committee, the Compensation Committee and the full Board of Directors. In addition, this feedback informed the Compensation Committee’s discussion and review of our overall approach to compensation and the design of our 2020 executive compensation program. See the discussion below on changes to our 2020 executive compensation program, as well as “Corporate Governance—Other Corporate Governance Practices and Matters.”

Overall, feedback received on our executive compensation program was generally positive; however, stockholders did identify certain aspects of our program design for additional consideration. These aspects include providing feedback on the performance metrics used for our performance-based restricted stock unit awards, as well as the length of the performance periods for our performance-based restricted stock unit awards.

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COMPENSATION DISCUSSION AND ANALYSIS

In response to, and after carefully considering this stockholder feedback, as well as market compensation practices and our pay-for-performance philosophy, the Compensation Committee approved the changes to our performance-based restricted stock unit awards granted in 2020, as highlighted below.

What we heard	What we did

• Questions about the use of similar metrics for our annual incentive plan and for our performance-based restricted stock unit awards

• Beginning with the 2020 annual equity awards, approximately one-half of the performance-based restricted stock unit awards will have an Adjusted Free Cash Flow metric, and approximately one-half will have an Adjusted EBITDA metric

• Revenue (25% of funding formula) and Pre-Tax and Pre-VCP/EIP Adjusted EPS (75% of funding formula) will continue to be the performance measures for 2020 under our Executive Incentive Program (“EIP”)

• Questions about the use of one-year performance periods for our performance-based restricted stock unit awards

• Beginning with the 2020 annual equity awards, we will begin to transition to approximately one-half of the performance-based restricted stock unit awards having a three-year performance measurement period based on our Adjusted Free Cash Flow performance over that period, and approximately one-half having three one-year performance measurement periods based on our annual Adjusted EBITDA performance over those periods. See “2020 Executive Compensation Program.”

These changes are in addition to changes we implemented in prior years in response to stockholder feedback, including changes to the performance measurement period of our performance-based restricted stock units awards implemented in 2018.

2019 Compensation Highlights

In 2019, the Compensation Committee took the following actions with respect to the compensation of our named executive officers:

•

Annual cash incentive performance measures. Selected revenue (25% of funding formula) and Pre-Tax and Pre-VCP/EIP Adjusted EPS (75% of funding formula) as the performance measures for 2019 under our EIP. Our executive officers’ annual cash incentive opportunities continued to be based entirely on corporate-wide measures in 2019. See “—Compensation Elements of Total Direct Compensation—Annual Incentive Compensation” below.

•

Annual cash incentive results. Paid annual cash incentive awards under the 2019 EIP in amounts equal to 55% of their target annual cash incentive opportunities, based on our financial results for 2019 and after consideration of outside factors, including the insolvency of Jet Airways.

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•

Annual equity awards. Granted annual equity awards, including performance-based restricted stock unit awards, in March 2019. These performance-based restricted stock unit awards utilized revenue (50% of funding formula) and Pre-Tax Adjusted EPS (50% of funding formula) as the performance measures. These performance-based restricted stock unit awards were structured with four consecutive one-year performance periods, with the potential to earn up to 150% of the target number of performance-based restricted stock unit awards based on our actual performance in each of the four performance periods. The total value of the equity awards granted in March 2019 to our named executive officers ranged from $1,500,000 to $7,000,000. See “—Compensation Elements of Total Direct Compensation—Long-Term Incentive Compensation” below.

•

Amount of merit increases. Adjusted the annual base salaries for the named executive officers to reflect annual merit increases, which ranged from 2.0% to 3.2% and were effective in April 2019. See “—Compensation Elements of Total Direct Compensation—Base Salary” below.

“Pay-for-Performance” Philosophy

Our executive compensation philosophy, which is embodied in the design and operation of our executive compensation program, provides that a substantial portion of each year’s target total direct compensation opportunity for our executive officers, including our named executive officers, is delivered through our annual and long-term incentive compensation awards which are earned contingent on our ability to meet and exceed our annual and long-term objectives. Consequently, we believe that our executive compensation program creates commonality of interest between our executive officers and stockholders for long term value creation.

Our commitment to a “pay-for-performance” compensation philosophy is embodied in the following:

•

A substantial portion of our executive officers’ target total cash compensation opportunity is performance-based. For 2019, approximately 60% of the target total cash compensation opportunity of Mr. Menke, and approximately 47%, on average, of the target total cash compensation opportunities of our other named executive officers were contingent on meeting and exceeding the financial objectives set forth in our annual operating plan. See “—2019 Total Direct Compensation Mix.”

•

We grant performance-based restricted stock unit awards to our executive officers. For 2019, these performance-based restricted stock unit awards were designed to contain four consecutive one-year performance periods, with the potential to earn up to 150% of the target number of performance-based restricted stock unit awards based on our actual performance in each of the four performance periods. See “—Compensation Elements of Total Direct Compensation—Long-Term Incentive Compensation—2019 Equity Awards—2019 Performance-Based Restricted Stock Unit Awards.”

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Program Overview

What we do	What we don’t do

✓IndependentCompensation Committee consultant. The Compensation Committee has engaged its own compensation consultant to assist with the review and analysis of our executive compensation program. This consultant performs no other consulting or other services for us

X No pension plans. We do not currently offer, nor do we have plans to provide, pension arrangements, or defined benefit pension plans to our executive officers

✓Annualexecutive compensation review. The Compensation Committee conducts an annual review of our executive compensation program, including a review of the competitive market for executive talent, and has developed a compensation peer group for use during its deliberations when evaluating the competitive market

X No tax reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any severance or change-in-control payments

✓Compensationat-risk. Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on corporate performance, as well as equity-based to align the interests of our executive officers and stockholders

X  No special health or welfare benefits. Our executive officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees

✓Performance-basedincentives. We use performance-based annual and long-term incentives	X Limited perquisites. We provide only limited perquisites and other personal benefits to our executive officers

✓Multi-yearvesting requirements. The equity awards granted to our executive officers vest or are earned over multi-year periods, consistent with current market practice and our retention objectives

X  Hedging and pledging prohibited. Our Insider Trading Policy prohibits employees that are recipients of equity grants, including our executive officers, and members of our Board of Directors from hedging or pledging any of their shares of Sabre common stock

✓Stockownership policy. Our stock ownership policy requirements are 5x base salary for our CEO and 3x base salary for our other named executive officers. Named executive officers are required to retain 50% of the net shares from their equity awards until ownership requirements are met

X No stock option repricings. We prohibit the repricing of outstanding options to purchase our common stock without prior stockholder approval

✓Clawbackpolicy. We maintain an Executive Compensation Recovery Policy (also referred to as a “clawback” policy)

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COMPENSATION DISCUSSION AND ANALYSIS

Objectives of Executive Compensation Program

Our overall corporate rewards strategy, which is embodied in our executive compensation program, is designed to advance three principal objectives:

•

Pay for performance. Link a significant portion of the target total direct compensation opportunities of our executive officers to our annual and long-term business performance and each individual’s contribution to that performance.

•

Attract, motivate, and retain. Set compensation at market competitive levels that enable us to hire, incentivize, and retain high-caliber executive officers and that reinforce our succession planning process.

•

Long-term equity ownership. Provide opportunities, consistent with the interests of our stockholders, for our executive officers to accumulate and hold a significant equity stake in the organization, including through performance-based equity awards, if we achieve our strategic and growth objectives.

Committee Consideration of 2018 Stockholder Advisory (“Say-on-Pay”) Vote on the Compensation of Our Named Executive Officers

At our 2018 Annual Meeting, we conducted an advisory stockholder vote on the compensation of our named executive officers (a so-called “say-on-pay” vote). Our executive compensation program received the support of approximately 81% of the shares of our common stock present at the meeting. See “—Stockholder Engagement” for a discussion of our stockholder outreach program. At our 2015 Annual Meeting, our stockholders expressed their preference for our Board’s recommendation to conduct the say-on-pay vote every three years. Based on this outcome, our Board determined that the say-on-pay vote would be held every three years, until the next stockholder vote on the frequency of the say-on-pay vote, or our Board otherwise determines that a different frequency for such advisory votes is in the best interests of our stockholders. As a result, our next say-on-pay vote and the next frequency of say-on-pay vote are anticipated to occur in 2021. Our Board currently anticipates that, for the 2021 Annual Meeting, the Board will recommend that the say-on-pay vote be held annually.

Compensation Philosophy and Objectives

The philosophy underlying our executive compensation program is to provide an attractive, flexible, and effective total compensation opportunity to our executive officers, including our named executive officers, tied to our corporate performance and aligned with the interests of our stockholders. Our objective is to recruit, motivate, and retain the caliber of executive officers necessary to deliver sustained high performance to our stockholders, customers, and other stakeholders.

Equally important, we view our compensation policies and practices as a means of communicating our goals and standards of conduct and performance and for motivating and rewarding employees in relation to their achievements. Overall, the same principles that govern the compensation of our executive officers also generally apply to the compensation of our salaried employees. Within this framework, we seek to observe the following principles:

•

Retain and hire top-caliber executive officers. Executive officers should have base salaries and employee benefits that are market competitive and that permit us to hire and retain high-caliber individuals at all levels.

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COMPENSATION DISCUSSION AND ANALYSIS

•

Pay for performance. A significant portion of the target total direct compensation opportunities of our executive officers should vary with annual and long-term business performance and each individual’s contribution to that performance, while the level of “at-risk” compensation should increase as the scope of the executive officer’s responsibility increases.

•	Reward long-term growth and profitability. Executive officers should be rewarded for achieving long-term results, and these rewards should be aligned with the interests of our stockholders.

•

Align compensation with stockholder interests. The interests of our executive officers should be linked with those of our stockholders through the risks and rewards of the ownership of shares of our common stock.

•	Provide limited personal benefits. Perquisites and other personal benefits for our executive officers should be limited to items that serve a reasonable business purpose.

•	Reinforce succession planning process. The overall compensation program for our executive officers should reinforce our succession planning process.

•

Promote transparency. We seek to establish an efficient, simple, and transparent process for designing our compensation arrangements, setting performance objectives for annual and long-term incentive compensation opportunities, and making compensation decisions.

We believe that our compensation philosophy, as reinforced by these principles, has been effective in aligning our executive compensation program with the creation of sustainable long-term stockholder value.

2019 Total Direct Compensation Mix

Our executive compensation program has been designed to reward strong performance. The program seeks to focus a significant portion of each executive officer’s target total direct compensation opportunity on annual and long-term incentives that depend upon our performance. Each executive officer has been granted a significant stake in Sabre in the form of an equity award to closely link his or her interests to those of our stockholders. These equity awards also seek to focus his or her efforts on the successful execution of our long-term strategic and financial objectives. Consequently, whether viewed on an annual basis or over their entire tenure with us, fixed compensation (in the form of base salary) has represented less than half of the target total direct compensation opportunity of each current executive officer, including each named executive officer, with the remainder delivered in the form of annual and long-term incentive compensation.

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COMPENSATION DISCUSSION AND ANALYSIS

In addition, the Compensation Committee believes that Mr. Menke’s target incentive compensation for 2019 was comprised of an appropriate mix of long-term elements (performance-based restricted stock unit awards and stock options) and short-term elements (an annual cash incentive opportunity), consistent with our emphasis on pay-for-performance:

Compensation-Setting Process

Role of the Compensation Committee

The Compensation Committee is responsible for overseeing our executive compensation program (including our executive compensation policies and practices), approving the compensation of our executive officers (including our named executive officers), and administering our various employee stock plans.

Pursuant to its charter, the Compensation Committee has responsibility for reviewing and determining the compensation of our CEO at least annually, as well as for evaluating our CEO’s performance in light of the corporate goals and objectives applicable to him. In reviewing our CEO’s compensation each year and considering any potential adjustments, the Compensation Committee exercises its business judgment after taking into consideration several factors, including our financial results, his individual performance and strategic leadership, its understanding of competitive market data and practices, and his current total compensation and pay history.

In addition, the Compensation Committee annually reviews and determines the compensation of our other executive officers, including our other named executive officers, and it also approves the terms of any employment offers for our executive officers. In doing so, the Compensation Committee is responsible for ensuring that the compensation of our executive officers, including our named executive officers, is consistent with our executive compensation philosophy and objectives.

Role of Executive Officers

The Compensation Committee receives support from our People Department in designing our executive compensation program and analyzing competitive market practices. Our CEO and certain other executive officers regularly participate in portions of Compensation Committee meetings, providing management input on organizational structure, executive development, and financial and governance considerations.

Our CEO evaluates the performance of each of our executive officers, including our other named executive officers, against these annual objectives. Our CEO then reviews each executive officer’s target total direct

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COMPENSATION DISCUSSION AND ANALYSIS

compensation opportunity and based upon his or her target total direct compensation opportunity and his or her performance, proposes compensation adjustments for him or her, subject to review and approval by the Compensation Committee. Our CEO presents the details of each executive officer’s target total direct compensation opportunity and performance to the Compensation Committee for its consideration and approval. Our CEO does not participate in the evaluation of his own performance.

In making executive compensation decisions, the Compensation Committee reviews a variety of information for each executive officer, including his or her current total compensation and pay history, his or her equity holdings, individual performance, and competitive market data and practices for comparable positions. Neither our CEO nor our other named executive officers are present when their specific compensation arrangements are discussed.

Role of Compensation Consultant

In fulfilling its duties and responsibilities, the Compensation Committee has the authority to engage the services of outside advisers, including compensation consultants. In 2019, the Compensation Committee engaged Compensia, Inc., a national compensation consulting firm, to assist it with compensation matters. A representative of Compensia attends regularly scheduled meetings of the Compensation Committee, responds to inquiries from members of the Compensation Committee, and provides his analysis with respect to these inquiries.

The nature and scope of services provided to the Compensation Committee by Compensia in 2019 included the following:

•	Assisted in the review of our compensation peer group.

•	Analyzed the executive compensation levels and practices of the companies in our compensation peer group.

•	Provided advice with respect to compensation best practices and market trends for our executive officers, including our CEO.

•	Provided advice with respect to market trends and practices for non-employee director compensation.

•	Analyzed various design alternatives for long-term incentive compensation program.

•	Assessed our executive compensation risk profile and reported on this assessment.

•	Provided ad hoc advice and support throughout the engagement.

Compensia does not provide any services to us, other than the services provided to the Compensation Committee. The Compensation Committee has assessed the independence of Compensia taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the listing standards of NASDAQ, and has concluded that no conflict of interest exists with respect to the work that Compensia performs for the Compensation Committee.

Competitive Positioning

Periodically, the Compensation Committee reviews competitive market data for comparable executive positions in the market as one factor for determining the structure of our executive compensation program and establishing target compensation levels for our executive officers, including our named executive officers.

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COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee, with the assistance of Compensia, reviewed and updated our compensation peer group based on an evaluation of companies that it believed were comparable to us with respect to operations, industry segment, revenue level, and enterprise value as a reference source in its executive compensation deliberations. This compensation peer group, which was used by the Compensation Committee as a reference in the course of its executive compensation deliberations, consisted of the following companies with respect to 2019 executive compensation matters:

Alliance Data Systems Corporation	Maximus, Inc.
Broadridge Financial Solutions, Inc.	NortonLifeLock Inc.
CACI International Inc.	Nuance Communications, Inc.
Citrix Systems, Inc.	Synopsys, Inc.
CoreLogic, Inc.	Total System Services, Inc.
Euronet Worldwide, Inc.	Travelport Worldwide Limited
Gartner, Inc.	Verisk Analytics, Inc.
Global Payments, Inc.	The Western Union Company

In selecting this compensation peer group, the Compensation Committee considered companies with the following primary selection criteria: companies within the software and services, data processing and outsourced services, SaaS companies, and other companies in related industries, companies with revenues between approximately $1.9 billion to $7.5 billion (or between approximately 0.5x to 2.0x of our preceding four quarters of revenue), and companies with market capitalization of approximately $2.1 billion to $21.2 billion (or between approximately 0.3x to 3.0x our estimated market capitalization). The Compensation Committee also considered companies with the following secondary selection criteria: revenue growth over the prior four quarters exceeding 5.0% and positive operating income over the prior four quarters.

Competitive comparison data was collected from publicly-available information contained in the SEC filings of the compensation peer group companies, as well as from the Radford Global Technology Survey. The Radford survey provides market data for executive positions that may not be available from publicly-available SEC filings and other information related to trends and competitive practices in executive compensation.

The competitive market data described above was not and is not used by the Compensation Committee in isolation but rather serves as one point of reference in its deliberations on executive compensation. The Compensation Committee uses the competitive market data as a guide when making decisions about total direct compensation, as well as individual elements of compensation; however, the Compensation Committee does not formally benchmark our executive officers’ compensation against this data. While market competitiveness is important, it is not the only factor the Compensation Committee considers when establishing compensation opportunities of our executive officers. Actual compensation decisions also depend upon the consideration of other factors that the Compensation Committee deems relevant, such as the financial and operational performance of our businesses, individual performance, specific retention concerns, and internal equity.

In December 2019, the Compensation Committee, with the assistance of Compensia, updated the compensation peer group to be used as a reference for purposes of its deliberations on our 2020 executive compensation program. As part of this review, the Compensation Committee noted that two of the 2019

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peer companies had been acquired and one of the companies was substantially above the Committee’s market capitalization criteria. To identify replacements for these companies, the Compensation Committee considered companies with the following primary selection criteria: companies within the software and services, data processing and outsourced services, SaaS companies, and other companies in related industries, companies with revenues between approximately $2.0 billion to $7.9 billion (or between approximately 0.5x to 2.0x of our preceding four quarters of revenue), and companies with market capitalization of approximately $1.8 billion to $17.9 billion (or between approximately 0.3x to 3.0x our estimated market capitalization). The Compensation Committee also considered companies with the following secondary selection criteria: revenue growth over the prior four quarters exceeding 5.0%, positive operating income over the prior four quarters and are SaaS-based companies. Based on this review, the Compensation Committee approved a compensation peer group for 2020 consisting of the following companies:

Alliance Data Systems Corporation	Maximus, Inc.
Broadridge Financial Solutions, Inc.	NortonLifeLock Inc.
CACI International Inc.	Nuance Communications, Inc.
Citrix Systems, Inc.	Science Applications International Corporation
CoreLogic, Inc.	SS&C Technologies Holdings, Inc.
Euronet Worldwide, Inc.	Verisk Analytics, Inc.
Gartner, Inc.	The Western Union Company
Genpact Limited	WEX Inc.

The Compensation Committee, with the assistance of Compensia, reviews the compensation peer group annually.

Compensation-Related Risk Assessment

The Compensation Committee considers potential risks when reviewing and approving the various elements of our executive compensation program. In evaluating the elements of our executive compensation program, the Compensation Committee assesses each element to ensure that it does not encourage our executive officers to take excessive or unnecessary risks or to engage in decision-making that promotes short-term results at the expense of our long-term interests. In addition, we have designed our executive compensation program, including our incentive compensation plans, with specific features to address potential risks while rewarding our executive officers for achieving financial and strategic objectives through prudent business judgment and appropriate risk taking. Further, the following policies and practices have been incorporated into our executive compensation program:

•

Balanced Mix of Compensation Components. The target compensation mix for our executive officers is composed of base salary, annual cash incentive compensation, and long-term incentive compensation in the form of equity and cash awards, including performance-based awards, which provides a compensation mix that is not overly weighted toward short-term cash incentives.

•

Minimum Performance Measure Thresholds. Our annual cash incentive compensation plan, which encourages focus on the achievement of corporate performance objectives for our overall benefit does not pay out unless pre-established target levels for one or more financial measures are met.

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•

Long-Term Incentive Compensation Vesting. Our long-term equity-based incentives have multi-year vesting requirements. These long-term incentive programs complement our annual cash incentive compensation plan, and include awards that are earned and pay out only upon meeting specific pre-established performance objectives.

•

Capped Annual Cash Incentive and Performance-Based Restricted Stock Unit Awards. Awards under the annual cash incentive compensation plan and grants of performance-based restricted stock unit awards are capped at 200% and 150%, respectively, of the target award level.

Compensation Elements of Total Direct Compensation

Our executive compensation program is designed around the concept of total direct compensation. The performance-based portion of total direct compensation generally increases as an executive officer’s level of responsibilities increases. The chart below provides information on the principal elements of total direct compensation and is intended to illustrate our overall objectives relative to our executive compensation program.

Long-term equity-based compensation	Performance- based restricted stock unit awards	Supports achievement of our long-term strategic and financial objectives and creates an incentive to deliver stockholder value
	Stock options	Provides rewards for stock price appreciation, creating an incentive to deliver stockholder value and to achieve our long-term strategic and financial objectives

Annual cash compensation	Annual incentive	Supports and encourages the achievement of our specific annual corporate goals as reflected in our annual operating plan
	Base salary	Provides a consistent and fixed amount of annual cash income

In setting the appropriate level of total direct compensation, the Compensation Committee seeks to establish each compensation element at a level that is both competitive and attractive for motivating top executive talent, while also keeping the overall compensation levels aligned with stockholder interests and job responsibilities. These compensation elements are structured to motivate our executive officers, including our named executive officers, and to align their financial interests with those of our stockholders.

Base Salary

We believe that a competitive base salary is essential in attracting and retaining key executive talent. Historically, the Compensation Committee has reviewed the base salaries of our executive officers, including our named executive officers, on an annual basis or as needed to address changes in job title, a promotion, assumption of additional job responsibilities, or other unique circumstances.

In evaluating the base salaries of our executive officers, the Compensation Committee considers several factors, including our financial performance, his or her contribution towards meeting our financial objectives, his or her qualifications, knowledge, experience, tenure, and scope of responsibilities, his or her past performance as against individual goals, his or her future potential, the recommendations of our CEO (with respect to the other executive officers), competitive market data and practices, our desired compensation position with respect to the competitive market, retention purposes and internal equity.

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2019 Base Salary Decisions

In February 2019, the Compensation Committee reviewed the base salaries of our executive officers, including our named executive officers, and approved the following base salaries, effective April 2019:

Named Executive Officer	Base Salary
Sean Menke	$975,000
Douglas Barnett	$705,000
Wade Jones	$567,500
David Shirk	$690,000
Cem Tanyel	$510,000

As noted above, the Compensation Committee considered several factors in approving these base salaries, including an assessment of competitive market data and each executive officer’s contributions towards meeting our financial objectives, as well as the objective of moving certain executives’ base salaries closer to the median of the competitive market for similarly-situated executives at the companies in our compensation peer group.

The base salaries paid to our named executive officers during 2019 are set forth in the “2019 Summary Compensation Table” below.

Annual Incentive Compensation

We use annual incentive compensation to support and encourage the achievement of our specific annual corporate and business segment goals as reflected in our annual operating plan. Each year, our officers at the level of senior vice president or above, which includes our named executive officers, are eligible to receive annual cash incentive payments under the Executive Incentive Program, or EIP.

Typically, at the beginning of the fiscal year the Compensation Committee approves the terms and conditions of the EIP for the year, including the selection of one or more performance measures as the basis for determining the funding of annual cash incentive payments for the year. Subject to available funding, the EIP provides cash incentive payments based upon our achievement as measured against the pre-established target levels for these performance measures.

Annual Cash Incentive Opportunities

For purposes of the 2019 EIP, the annual cash incentive opportunity for each of our eligible executive officers, including our named executive officers, was expressed as a percentage of his or her base salary paid during 2019 and was as follows:

Named Executive Officer	2019 Cash Incentive Opportunity (as a percentage of base salary)	Potential Payout
Sean Menke	150%	0% to 200% of opportunity
Douglas Barnett	100%	0% to 200% of opportunity
Wade Jones	85%	0% to 200% of opportunity
David Shirk	95%	0% to 200% of opportunity
Cem Tanyel	80%	0% to 200% of opportunity

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The annual cash incentive opportunities were established by the Compensation Committee based on its consideration of various factors such as each executive officer’s contribution towards meeting our financial objectives, his or her qualifications, knowledge, experience, tenure, and scope of responsibilities, his or her past performance as against individual goals, his or her future potential, the recommendations of our CEO (with respect to the other executive officers), competitive market data and practices, our desired compensation position with respect to the competitive market, and internal equity.

Corporate Performance Measures and Weights

For 2019, the Compensation Committee chose the following as performance measures for the EIP for our named executive officers:

2019 Performance Measure	Explanation	Reason for Selection

Pre-Tax and Pre-VCP/EIP Adjusted EPS	Adjusted net income from continuing operations per share for 2019, excluding the impact of taxes and our annual incentive plans(1)	An important indicator of overall business performance

Revenue	Revenue for 2019	A key indicator of our overall growth

(1)

See Appendix A for additional information on Adjusted EPS, including a non-GAAP to GAAP reconciliation. The Compensation Committee approved these adjustments to better reflect the efforts and performance of our executive officers in relation to the current year’s business performance, as well as to encourage them to make decisions that improve the potential for future growth without being penalized for the short-term investment required to achieve that growth.

Pre-Tax and Pre-VCP/EIP Adjusted EPS excludes the impact of taxes and amounts payable pursuant to the EIP and the Sabre Corporation Variable Compensation Plan (“VCP”), our annual incentive compensation for employees below the level of senior vice president. The Compensation Committee utilized Pre-Tax and Pre-VCP/EIP Adjusted EPS as a performance measure for the EIP for 2018 and 2019 based on its belief that Adjusted EPS better aligns with our bottom-line results and stockholder value creation, while the Compensation Committee excluded the impact of taxes from Adjusted EPS to mitigate the uncertainties related to effective tax rates. In addition, the Compensation Committee used these corporate-wide measures for each of our executive officers, rather than providing business-unit metrics for executive officers with business line responsibility. The Compensation Committee believes that this approach helps foster company teamwork and further aligns our executive officers with a “One Sabre” viewpoint.

The following table illustrates information regarding the EIP performance measures (revenue amounts in billions).

Performance Metric	Weighting	Threshold Goal	Target Goal	Maximum Goal
Pre-Tax and Pre-VCP/EIP Adjusted EPS	75%	$1.31	$1.54	$1.93
Revenue	25%	$3.8796	$4.0388	$4.2880

The 2019 Pre-Tax and Pre-VCP/EIP Adjusted EPS performance measure was lower than the 2018 performance measure, as it reflected the impact of increased technology operating expenses, with a corresponding decline in technology capitalized expenditures, due to the increase in the expensed portion of our total technology spend. This shift in technology expenditures had no impact on the level of our total

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technology spend or Free Cash Flow and was driven by the execution of our technology strategy, including our cloud migration, mainframe offload and utilization of agile development methods, which increased the expensed portion of our total technology spend.

The Compensation Committee believed that these measures provided a fair value sharing between our stockholders and our named executive officers.

2019 Annual Cash Bonus Decisions

The Compensation Committee determined that we achieved 39.8% of our Pre-Tax and Pre-VCP/EIP Adjusted EPS target and 73.4% of our revenue target, which resulted in a funding amount of 48.2%. After consideration of outside factors, including the insolvency of Jet Airways, the Compensation Committee set a payout percentage of 55%. Accordingly, in February 2020, the Compensation Committee approved the cash incentive payments under the 2019 EIP for our named executive officers at the 55% payout level as follows:

Named Executive Officer	2019 Target Cash Bonus Opportunity	2019 Actual Cash Bonus Payment	2019 Actual Cash Bonus Payment as a Percentage of Target Cash Bonus Opportunity

Sean Menke	$1,450,171	$797,594	55%

Douglas Barnett	$700,068	$385,037	55%

Wade Jones	$477,485	$262,616	55%

David Shirk	$650,815	$357,948	55%

Cem Tanyel	$405,370	$222,953	55%

The cash incentives actually paid to our named executive officers for 2019 are set forth in the “2019 Summary Compensation Table” below.

Long-Term Incentive Compensation

We have used long-term incentive compensation in the form of equity awards as the principal element of our executive compensation program to align the financial interests of our executive officers, including our named executive officers, with those of our stockholders. We also have sought to retain top executive talent and drive long-term stockholder value creation through the use of equity-based long-term incentive compensation.

In determining the value of the long-term incentive compensation opportunities for our executive officers, including our named executive officers, the Compensation Committee considers several factors, including our financial performance, the executive officer’s contribution towards meeting our financial objectives, his or her qualifications, knowledge, experience, tenure, and scope of responsibilities, his or her past performance as against individual goals, his or her future potential, the recommendation of our CEO (with respect to our other executive officers), his or her current equity position (including the value of any unvested equity awards), competitive market data and practices, our desired compensation position with respect to the competitive market, and internal equity.

The Compensation Committee has made annual long-term incentive compensation awards to our executive officers, including our named executive officers, using a “portfolio” mix of time-based and

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performance-based equity awards. We believe this approach aligns the interests of our executive officers and stockholders, aids in attracting and retaining talent by conforming more closely to the practices among the members of our compensation peer group, and further mitigates excessive risk incentives by ensuring that we provide incentive compensation with diversified performance measures.

2019 Equity Awards

In February 2019, the Compensation Committee approved equity awards in the form of performance-based restricted stock unit awards and time-based options to purchase shares of our common stock to our named executive officers, which were granted in March 2019. For 2019, the Compensation Committee set the long-term incentive compensation award value for each named executive officer, with the size of the award value based on the factors discussed above.

This award value was then divided into two separate grants consisting of a performance-based restricted stock unit award and a time-based stock option for an equal number of shares of our common stock.

The equity awards made in March 2019 were as follows:

Named Executive Officer	2019 Equity Award Value	2019 Amount of Performance-Based Restricted Stock Unit Awards	2019 Number of Stock Options Granted
Sean Menke	$7,000,000	270,270	270,270
Douglas Barnett	$2,500,000	96,525	96,525
Wade Jones	$2,000,000	77,220	77,220
David Shirk	$2,500,000	96,525	96,525
Cem Tanyel	$1,500,000	57,915	57,915

Mr. Menke’s equity award value was $7,000,000 and $8,400,000 in 2019 and 2018, respectively. In determining Mr. Menke’s 2019 equity award value, the Compensation Committee considered the items discussed above. In determining Mr. Menke’s 2018 equity award value, the Compensation Committee not only considered the items discussed above, but also incrementally considered the benefits of providing him with a meaningful long-term incentive opportunity that would only be realized if he were able to successfully execute on our strategies that would enable us to complete the transformations in our business initiated in 2017 in a way that was recognized by the marketplace and reflected in our stock price. For the 2018 equity award value, the Compensation Committee also took into consideration that, as a new chief executive, Mr. Menke’s prior long-term incentive compensation opportunities had been positioned below the market median for similarly-situated executives and that, based on his efforts to transform the fundamental aspects of our business, he had demonstrated leadership qualities that instilled confidence in the Compensation Committee that he was the right person to guide us through the business transformation.

2019 Performance-Based Restricted Stock Unit Awards

In 2018, the Compensation Committee substantially modified the design of the performance-based restricted stock unit awards granted to our named executive officers in 2018, as discussed below. Given this substantial design change, the Compensation Committee maintained a similar program design for the

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performance-based restricted stock unit awards granted to our named executive officers in 2019. After considering stockholder feedback, the Compensation Committee approved changes to our performance-based restricted stock unit awards granted to our named executive officers in 2020. See “2020 Executive Compensation Program.”

In 2018 and 2019, our executive officers were focused on executing our key near-term strategies as underpinned by a detailed set of prioritized initiatives, which were intended to build upon the significant transformations in our business that began in 2017. To ensure continued focus on the successful execution of these strategies and to emphasize the importance of maintaining profitability while we continued to grow our key business segments, the Compensation Committee selected revenue and Pre-Tax Adjusted EPS as the performance metrics for the performance-based restricted stock unit awards granted in 2018 and 2019. The Compensation Committee believes that revenue is a strong indicator of overall corporate growth, including growth driven by these key strategies, while the use of Pre-Tax Adjusted EPS serves as an objective measure of our ability to maintain a sustained focus on profitability. The Compensation Committee believes that these metrics each would serve to promote the desired behaviors during this critical period while, at the same time, aligning a significant portion of the equity awards with the long-term interests of our stockholders.

The Compensation Committee considered that the metrics for the 2018 and 2019 performance-based restricted stock unit awards were similar to the metrics chosen for the 2018 and 2019 EIP, as described above. The Compensation Committee, however, believed that, given the challenges posed by our business transformations, the use of these metrics in 2018 and 2019 for both the EIP and the performance-based restricted stock unit awards would help ensure that management’s decision-making would be appropriately focused on top-line growth in a sustained and reasonable manner in the current business environment, enabling us to successfully execute our key strategies while maintaining our market position in key business segments. The Compensation Committee believed that revenue growth was an important measure for the performance-based restricted stock unit awards as our ability to consistently grow revenue is of crucial importance in maintaining and increasing stockholder value and furthers the shared interests of our executive officers and stockholders. The Compensation Committee believed that this emphasis on revenue growth was balanced by our Pre-Tax Adjusted EPS target, which was intended to ensure that we appropriately managed our operating risks and maintained our focus on profitability while growing our revenue base.

In addition, given the different purposes of the EIP and the performance-based restricted stock unit awards, the Compensation Committee believed that the use of overlapping metrics during 2018 and 2019 was reasonable. The EIP provides cash-based rewards for performance that meets the short-term operational goals established in our annual operating plan. On the other hand, performance-based restricted stock unit awards offer a long-term equity-based incentive, the ultimate value of which depends on the sustained performance of our common stock over a multi-year period. As a result, the performance-based restricted stock unit awards focus our executive officers on longer-term decision-making that the Compensation Committee expects to have a sustained effect on our business growth while maintaining an appropriate level of profitability which, over time, will be reflected in our long-term value.

The Compensation Committee believes that the design of the 2018 and 2019 performance-based restricted stock unit awards, which includes four consecutive one-year performance periods as described below, maintains an overall long-term focus for the awards since the full value of the award will only be earned if we attain the target performance levels established for each of the four performance years, each of which will progressively take into account the prior year’s performance.

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In addition, in selecting four one-year period performance periods for the 2018 and 2019 performance-based restricted stock units, the Compensation Committee sought to achieve a balance between the desire to incorporate an objective performance-based component in the long-term incentive compensation opportunities for our executive officers with an acknowledgment of the difficulties inherent in establishing long-term performance goals in an uncertain macroeconomic environment and a dynamic sector of the technology industry. Although the Compensation Committee considered the implications of using a one-year performance period instead of a longer period for its long-term incentive compensation opportunity, it ultimately determined that any related issues were outweighed by the desire to avoid any unintended consequences of motivating the wrong behavior or limiting the effectiveness of the awards as a result of inapplicable long-term goals in future years.

As noted, the performance-based restricted stock unit awards granted in 2018 and 2019 contain four consecutive one-year performance periods, with the potential to earn up to 150% of the target number of performance-based restricted stock unit awards based on our actual performance in each of the four performance periods, subject to continued employment through each vesting date. This actual performance is compared to the target levels for revenue and Pre-Tax Adjusted EPS established by the Board of Directors at the beginning of each performance period.

For each one-year performance period for the performance-based restricted stock units granted in 2019, the performance targets are as follows:

Revenue Performance Metric Vesting (50% of Funding Formula)

Percent of Revenue Target Achieved	<90%	90%	91%	92%	93%	94%	95%	100%	102%	105%

Percent of Units Eligible for Vesting	0%	50%	60%	70%	80%	90%	100%	100%	100%	150%

Pre-Tax Adjusted EPS Metric Vesting (50% of Funding Formula)

Percent of Pre-Tax Adjusted Target Achieved	<85%	85%	86%	87%	88%	89%	90%	100%	105%	115%

Percent of Units Eligible for Vesting	0%	50%	60%	70%	80%	90%	100%	100%	100%	150%

Our revenue and Pre-Tax Adjusted EPS target levels for Sabre as a whole for purposes of the first year of the performance-based restricted stock unit awards granted in 2019 were $4.084 billion and $1.32, respectively. As discussed above with respect to the EIP, the Pre-Tax Adjusted EPS target level for the 2019 performance-based restricted stock unit awards takes into account the shift in technology expenditures and is therefore lower than the target level for the 2018 performance-based restricted stock unit awards. The Pre-Tax Adjusted EPS target level for the 2019 performance-based restricted stock unit awards was lower than the Pre-Tax and Pre-VCP/EIP Adjusted EPS target goal for the EIP because the EIP target goal does not take into account VCP/EIP amounts.

In February 2020, the Compensation Committee evaluated the results of our revenue performance for 2019. Based on this review, the Compensation Committee determined that our 2019 revenue and Pre-Tax Adjusted EPS resulted in 100% of the units vesting with respect to the first-year performance period of the performance-based restricted stock unit awards granted in 2019 and the second-year performance period of the performance-based restricted stock unit awards granted in 2018.

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2019 Stock Option Awards

The stock options granted in 2019 vest over four years, with 25% of the shares of our common stock subject to the options vesting in March 2020, and 6.25% of these shares vesting each quarter thereafter. The Compensation Committee believes that stock options help further align our executive officers’ interest with those of our stockholders and encourage them to remain with us through the multi-year vesting schedule.

For additional information on these equity awards, see the “2019 Summary Compensation Table” and the “2019 Grants of Plan-Based Awards Table” below.

Health, Welfare, and Other Employee Benefits

We have established a defined contribution or “401(k)” retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. We currently match contributions made to the plan by our employees, including our executive officers, up to 6% of their eligible compensation. We intend for the plan to qualify under Section 401(a) of the Internal Revenue Code of 1986 (as amended, the “Code”) so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.

In addition, we provide other benefits to our executive officers, including our named executive officers, on the same basis as all of our full-time employees. These benefits include medical, dental, and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage.

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we provide perquisites and other personal benefits to our executive officers in limited situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes. For example, each of our executive officers is eligible to receive financial planning benefits, subject to an annual allowance of up to $5,000 per year. In addition, our executive officers are eligible to participate in our annual physical program. This program provides for an annual executive physical examination in an amount of up to $5,000. The Compensation Committee believes that these personal benefits are a reasonable component of our overall executive compensation program and are consistent with market practices.

In the future, we may provide perquisites or other personal benefits in limited circumstances. All future practices with respect to perquisites or other personal benefits for named executive officers will be approved and subject to periodic review by the Compensation Committee.

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2020 Executive Compensation Program

In the first quarter of 2020, the Compensation Committee took certain actions with respect to the 2020 compensation of our named executive officers, including the following:

•

Annual cash incentive performance measures. Continued to utilize revenue (25% of funding formula) and Pre-Tax and Pre-VCP/EIP Adjusted EPS (75% of funding formula) as the performance measures for 2020 under the EIP. Our executive officers’ annual cash incentive opportunities will continue to be based entirely on corporate-wide measures in 2020.

•

Long-term incentive awards. Granted long-term incentive awards in March 2020, after setting the long-term incentive compensation award value for each named executive officer. This award value was divided into separate grants consisting of performance-based restricted stock unit awards, a time-based stock option, and for executive officers other than our CEO, performance-based cash incentive awards, as discussed below.

•

Adjusted Free Cash Flow performance-based restricted stock unit awards (“FCF PRSUs”). Approximately one-half of the performance-based restricted stock unit awards granted in March 2020 utilize Adjusted Free Cash Flow as the performance measure. For 2020, the FCF PRSUs have been designed to include a one-time transitional approach to facilitate the move from one-year performance measurement periods to a three-year performance measurement period. As a result, approximately 16.67% of the FCF PRSUs granted to each named executive officer in March 2020 will have a one-year performance measurement period, approximately 33.33% will have a two-year performance measurement period, and approximately 50% will have a three-year performance measurement period. The Compensation Committee expects that the FCF PRSUs granted in 2021 will have a three-year performance period. The FCF PRSUs granted in March 2020 have the potential to earn up to 150% of the target number of performance-based restricted stock units based on our actual performance in the applicable performance periods.

•

Adjusted EBITDA performance-based restricted stock unit awards (“EBITDA PRSUs”). Approximately one-half of the performance-based restricted stock unit awards granted to the named executive officers in March 2020 utilize Adjusted EBITDA as the performance measure. The EBITDA PRSUs have been designed to contain three consecutive one-year performance periods, with the potential to earn up to 150% of the target number of performance-based restricted stock units based on our actual performance in each of the three performance periods.

•	Stock options. The time-based stock options granted in March 2020 vest ratably over three years.

•

Performance-based cash incentive awards. In March 2020, certain executive officers, excluding our CEO, received performance-based cash incentive awards as part of their long-term incentive awards. This incentive award will be payable in March 2022 based on the Compensation Committee’s determination of the extent to which our key strategic initiatives as identified in March 2020 have been achieved by December 2021. The award is designed to reward alignment in delivering on these business initiatives.

Employment Agreements and Offer Letters

We have entered into a written employment agreement or offer letter with each of our named executive officers. We believe that these agreements and letters were necessary to induce these individuals to forego other employment opportunities or leave their current employer for the uncertainty of a demanding position in a new and unfamiliar organization.

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In filling these executive positions, the Compensation Committee was aware that it would be necessary to recruit candidates with the requisite experience and skills to manage a growing business in a dynamic and ever-changing industry. Accordingly, it recognized that it would need to develop competitive compensation packages to attract qualified candidates in a highly-competitive labor market. At the same time, the Compensation Committee was sensitive to the need to integrate new executive officers into the executive compensation structure that it was seeking to develop, balancing both competitive and internal equity considerations.

For a description of the employment agreements and offer letters of our named executive officers, see “—Employment Agreements and Offer Letters” below.

Post-Employment Compensation

Effective January 1, 2018, we adopted the Sabre Corporation Executive Severance Plan (the “Executive Severance Plan”) for key executives of Sabre. Under the Executive Severance Plan, participants are eligible to receive certain payments and benefits in the event of a termination of their employment by Sabre without “cause” or a termination of employment by the participant for “good reason,” as well as upon “disability” (as each of these terms is defined in the Executive Severance Plan) and death. The Executive Severance Plan is designed to provide post-employment compensation payments and benefits that approximate the termination benefits that executive officers with employment agreements were entitled to receive under their respective agreements. In connection with the adoption of the Executive Severance Plan, Messrs. Menke’s, Jones’ and Shirk’s employment agreements have been amended to provide that any termination of employment of these individuals will be governed by the Executive Severance Plan instead of their respective employment agreements. Messrs. Barnett’s and Tanyel’s offer letters note that they are eligible to participate in the Executive Severance Plan.

We provide these arrangements under the Executive Severance Plan to encourage our named executive officers to work at a dynamic and growing business where their long-term compensation largely depends on future stock price appreciation. Specifically, the arrangements are intended to mitigate a potential disincentive for our named executive officers when they are evaluating a potential acquisition of Sabre, particularly when their services may not be required by the acquiring entity. In such a situation, we believe that these arrangements are necessary to encourage retention of our named executive officers through the conclusion of the transaction, and to ensure a smooth management transition. We believe that the level of benefits provided under these various agreements is consistent with market practice and help us to attract and retain key talent. For additional information, see “—Potential Payments upon Termination or Change in Control” below.

Change-in control payments and benefits for our named executive officers are based on a “double-trigger” arrangement (that is, they require both a change in control of Sabre plus a qualifying termination of employment before payments and benefits are paid).

Other Compensation Policies and Programs

Stock Ownership Policy

We maintain a stock ownership policy for our executive officers and the non-employee members of our Board of Directors. Under this policy, the individuals who have been designated as an executive officer or Senior Vice President are required to own that number of shares of our common stock with a value equal

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to a specified multiple of their annual base salary divided by the closing price of our common stock on the trading day immediately preceding April 1st of each year. As adopted, these base salary multiples are as follows:

Position	Market Value of Stock That Must be Owned (As a Multiple of Base Salary)

Chief Executive Officer	Five

Executive Vice Presidents	Three

Senior Vice Presidents	Two

Shares of our common stock that count towards satisfaction of the guidelines include shares beneficially owned by the individual or immediate family members, shares held in trust for the benefit of the individual or immediate family members, vested shares of restricted stock, vested deferred stock units, restricted stock units or performance share units that may only be settled in shares of stock, and shares acquired as a result of the exercise of vested options to purchase shares of our common stock. Unvested restricted stock awards or restricted stock unit awards, and unexercised stock options do not count towards satisfaction of the guidelines.

In addition, until such time as an executive officer has met his or her specified ownership level, he or she is required to retain an amount equal to 50% of the net shares of our common stock (i.e., shares remaining after the payment of the exercise price or the tax withholding obligations with respect to an equity award) received as the result of the exercise, vesting, or payment of any equity awards granted to him or her.

In the case of the non-employee members of our Board of Directors, each individual is required to own that number of shares of our common stock with a market value equal to five times his or her annual retainer divided by the closing price of our common stock on the trading day immediately preceding April 1st of each year.

Our executive officers and the non-employee members of our Board of Directors are required to meet these ownership requirements within five years of the later of (1) April 17, 2014 (the effective date of our initial public offering) or (2) becoming an executive officer or non-employee member of our Board of Directors, as applicable.

As of the most recent measurement date, April 1, 2019, each of our executive officers has met their stock ownership requirement or is on track to attain his or her share target by the applicable required date. The Compensation Committee believes that this stock ownership aligns the financial interests of our executive officers with those of our stockholders.

Compensation Recovery Policy

The Compensation Committee has adopted an executive compensation recovery policy (often referred to as a “clawback” policy). The policy addresses when the Compensation Committee will be authorized to cause us to seek to recover erroneously-awarded incentive compensation in the event of an accounting restatement due to material noncompliance with any financial reporting requirements under the federal securities laws. The policy applies to any current or former Section 16 officer during a three-year look-back period. We will further review this policy once the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Act.

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Derivatives Trading and Hedging and Pledging Policies

We have adopted a general Insider Trading Policy that provides that employees that are recipients of equity grants, as well as individuals that have been designated as insiders, including executive officers and members of our Board of Directors, may not enter into hedging or monetization transactions, including zero-cost collars, equity swaps, exchange fund and forward sale contracts. Similarly, our Insider Trading Policy generally prohibits these individuals from pledging any of their shares of our common stock as collateral for a loan or other financial arrangement.

Equity Award Grant Policy

We maintain a formal policy for the timing of equity awards. The policy provides that our annual grant pool is approved at a meeting of the Compensation Committee held in the first quarter of each fiscal year and awards are granted on the 15th day of the third month of our fiscal year or if such day is not a business day, the first business day immediately preceding such day. In addition to our annual grant pool, we may grant equity awards to our named executive officers at other times during the year in recognition of special events, such as promotions. Under our equity grant policy, all awards to our executive officers must be granted by the Compensation Committee. Awards to newly elected non-employee directors will be granted on the date of the meeting of our Board of Directors at which the new director is elected. If the specified grant date falls on a non-business day, the grant date will be the first business day immediately preceding that day. All stock options must be granted at an option price not less than the “fair market value” of a share of our common stock on the grant date.

Tax and Accounting Considerations

Deductibility of Compensation

Section 162(m) of the Code generally disallows for public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to the chief executive officer, chief financial officer, and each of the three other most highly-compensated executive officers in any taxable year. Prior to January 1, 2018, remuneration in excess of $1 million could in general be deducted if it qualified as “qualified performance-based compensation” within the meaning of the Code. The Tax Cuts and Jobs Act (the “TCJA”) eliminated the “performance-based” exception, beginning January 1, 2018; however, the TCJA provides a transition rule with respect to remuneration that is provided pursuant to a written binding contract that was in effect on November 2, 2017 and that was not materially modified after that date. As a result, compensation paid to our covered executive officers in excess of $1 million in taxable years beginning after December 31, 2017 will not be deductible unless it qualifies for the transition relief described above.

In designing our executive compensation program and determining the compensation of our executive officers, including the named executive officers, the Compensation Committee considers a variety of factors, including the possible tax consequences to us and our executive officers, such as the potential impact of the Section 162(m) deduction limit. To maintain flexibility to compensate our executive officers in a manner designed to promote short-term and long-term corporate goals and objectives, the Compensation Committee has not adopted a policy that all compensation must be deductible. The Compensation Committee believes, however, that our stockholder interests are best served if its discretion and flexibility in structuring compensation programs to attract, motivate, and retain key executives is not restricted, even though such arrangements may result in non-deductible compensation expense. Thus, the

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee may approve compensation for the named executive officers that does not comply with an exemption from the deduction limit when it believes that such compensation is consistent with the goals of our executive compensation program and is in the best interests of Sabre and our stockholders.

“Golden Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control of Sabre that exceeds certain prescribed limits, and that we, or a successor, may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G or 4999 during 2019, and we have not agreed and are not otherwise obligated to provide any named executive officer with such a “gross-up” or other reimbursement.

Accounting for Stock-Based Compensation

We follow ASC Topic 718 for our stock-based compensation awards, which requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, stock appreciation rights and other awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our employees, including our executive officers, and directors may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an employee or director is required to render service in exchange for the stock option, stock appreciation right, or other award.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with our management, which has the responsibility for preparing the Compensation Discussion and Analysis. Based upon this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2019.

COMPENSATION COMMITTEE OF

THE BOARD OF DIRECTORS

Gary Kusin, Chair

Joseph Osnoss

Karl Peterson

Zane Rowe

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EXECUTIVE COMPENSATION

2019 Summary Compensation Table

The following table sets forth the compensation paid to, received by, or earned during fiscal years 2019, 2018 and 2017 by our named executive officers:

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Sean Menke
President and CEO	2019	$966,346	—	$5,770,265	$1,229,729	$797,594	$21,155	$8,785,089
	2018	$943,269	—	$7,044,225	$1,355,765	$1,414,904	$14,182	$10,772,345
	2017	$844,231	—	$4,258,891	$741,097	$1,025,741	$50,973	$6,920,933
Douglas Barnett(1)
Executive Vice President and Chief Financial Officer	2019	$699,808	—	$2,060,809	$439,189	$385,037	$22,196	$3,607,039
	2018	$291,923	$500,000	$3,629,255	$620,739	$291,923	$13,591	$5,347,431
Wade Jones
Executive Vice President Sabre and President, Travel Network	2019	$561,442	—	$1,648,647	$351,351	$262,616	$17,054	$2,841,110
	2018	$536,539	—	$2,096,507	$403,504	$456,058	$17,004	$3,509,612
David Shirk(2)
Executive Vice President, Sabre and President, Travel Solutions	2019	$684,808	—	$2,060,809	$439,189	$357,948	$25,843	$3,568,597
	2018	$637,039	—	$3,330,470	$669,535	$569,768	$29,782	$5,236,594
	2017	$334,615	$75,000	$3,080,437	$519,559	$459,000	$12,763	$4,481,374
Cem Tanyel(1)
Executive Vice President, Sabre and President, Airline Solutions	2019	$506,539	—	$1,236,485	$263,513	$222,954	$167,441	$2,396,932

(1)

Mr. Barnett joined us as our Executive Vice President and Chief Financial Officer effective July 23, 2018, and Mr. Tanyel joined us as our Executive Vice President, Sabre and President, Airline Solutions, effective September 10, 2018.

(2)	Effective July 23, 2018, Mr. Shirk was promoted from Executive Vice President, Sabre and President, Airline Solutions to Executive Vice President, Sabre and President, Travel Solutions.

(3)	The amounts reported in the “Bonus” column represent a sign-on bonus paid in 2018 to Mr. Barnett and a sign-on bonus paid in 2017 to Mr. Shirk.

(4)

The amounts reported in the “Stock Awards” and “Option Awards” columns represent the aggregate grant date fair value of the stock-based awards granted to our named executive officers in the years indicated, as computed in accordance with ASC Topic 718, disregarding the impact of estimated forfeitures. The assumptions used in calculating the grant date fair value of the stock options reported in the Option Awards column are set forth in Note 13, Equity-Based Awards, to the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019. Note that the amounts reported in these columns reflect the accounting cost for these stock-based awards, and do not correspond to the actual economic value that may be received by our named executive officers from these awards.

(5)

The amounts reported in the “Non-Equity Incentive Plan Compensation” column represent the amounts paid to our named executive officers for the years indicated pursuant to the EIP. For a discussion of this plan, see “—Compensation Elements of Total Direct Compensation—Annual Incentive Compensation” above.

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(6)

The amounts reported in the “All Other Compensation” column are described in more detail in the following table. The amounts reported for perquisites and other personal benefits represent the actual incremental cost incurred by us in providing these benefits to the indicated named executive officer.

Name	Year	Group Term Life Insurance Premiums	Executive Physical Examination	Financial Planning Services		Relocation(b)	Section 401(k) Plan Matching Contribution	Tax Gross-Up(c)	Other(d)	Total
Sean Menke	2019	$958	$3,697	—		—	$16,500	—	—	$21,155
	2018	$932	—	$5,000		—	$8,250	—	—	$14,182
	2017	$832	$3,132	$5,000		$32,515	$9,494	—	—	$50,973
Douglas Barnett	2019	$696	$5,000	—		—	$16,500	—	—	$22,196
	2018	$696	—	—		—	—	$3,074	$9,821	$13,591
Wade Jones	2019	$554	—	—		—	$16,500	—	—	$17,054
	2018	$504	—	—		—	$16,500	—	—	$17,004
David Shirk	2019	$680	$2,963	$5,000		—	$16,500	—	$700	$25,843
	2018	$605	$3,127	$8,850	(a)	—	$16,500	—	$700	$29,782
	2017	$595	$3,889	—		—	$8,279	—	—	$12,763
Cem Tanyel	2019	$504	$4,308	—		$146,129	$16,500	—	—	$167,441

(a)	Represents financial planning services reimbursed to Mr. Shirk in 2018 for services provided in the amounts of $3,850 and $5,000 in 2017 and 2018, respectively.

(b)

For Mr. Menke, in connection with his joining us in October 2015 as our Executive Vice President, Sabre and President, Travel Network, and pursuant to the terms and conditions of his employment agreement, we paid Mr. Menke the reported amount to reimburse him for the costs associated with his relocation to Dallas, Texas. For Mr. Tanyel, in connection with his joining us in September 2018 as our Executive Vice President and President, Airline Solutions, we paid Mr. Tanyel the reported amount to reimburse him for the costs associated with his relocation to Southlake, Texas.

(c)	Paid in connection with the reimbursement of Mr. Barnett’s reasonable attorneys’ fees and disbursements incurred by him in connection with the negotiation of his offer letter.

(d)

For Mr. Barnett, 2018 amounts represent (i) reimbursement of $9,552 for his reasonable attorneys’ fees and disbursements incurred by him in connection with the negotiation of his offer letter, per the terms of his offer letter, and (ii) contributions of $269 to his Health Savings Account. For Mr. Shirk, 2018 and 2019 amounts represent contributions of $700 to his Health Savings Account.

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2019 Grants of Plan-Based Awards Table

The following table sets forth, for each of our named executive officers, the plan-based awards granted to him or her during 2019.

Name	Grant Type	Grant Date	Approval Date(1)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (Target) ($)(2)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (Maximum) ($)(2)	Estimated Future Payouts Under Equity Incentive Plan Awards (Target) (#)(3)	Estimated Future Payouts Under Equity Incentive Plan Awards (Maximum) (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Sean Menke	Annual cash incentive			$1,450,171	$2,900,342
	Stock option	03/15/2019	02/21/2019					270,270	$21.35	$1,229,729
	Performance- based RSU	03/15/2019	02/21/2019			270,270	405,405			$5,770,265
Douglas Barnett	Annual cash incentive			$700,068	$1,400,136
	Stock option	03/15/2019	02/21/2019					96,525	$21.35	$439,189
	Performance- based RSU	03/15/2019	02/21/2019			96,525	144,788			$2,060,809
Wade Jones	Annual cash incentive			$477,485	$954,970
	Stock option	03/15/2019	02/21/2019					77,220	$21.35	$351,351
	Performance- based RSU	03/15/2019	02/21/2019			77,220	115,830			$1,648,647
David Shirk	Annual cash incentive			$650,815	$1,301,630
	Stock option	03/15/2019	02/21/2019					96,525	$21.35	$439,189
	Performance- based RSU	03/15/2019	02/21/2019			96,525	144,788			$2,060,809
Cem Tanyel	Annual cash incentive			$405,370	$810,740
	Stock option	03/15/2019	02/21/2019					57,915	$21.35	$263,513
	Performance- based RSU	03/15/2019	02/21/2019			57,915	86,873			$1,236,485

(1)	Date of Compensation Committee (or sub-committee thereof) approval of the reported awards.

(2)

The amounts reported reflect the target and maximum annual cash incentive opportunities payable to our named executive officers under the 2019 EIP. See “Compensation Elements of Total Direct Compensation—Annual Incentive Compensation” for information on the funding of these non-equity incentive plan awards.

(3)

The performance-based restricted stock unit awards granted on March 15, 2019 under the 2016 Omnibus Plan to our named executive officers vest as to 25% of the shares of our common stock subject to each such award on March 15 in each of calendar years 2020, 2021, 2022 and 2023, subject to each named executive officer’s continued employment through each such vesting date, with the total number of units eligible to be earned for each tranche ranging from zero to 150% of the number of units in that tranche, depending on the degree to which we achieve the revenue and Pre-Tax Adjusted EPS target levels established by the Board of Directors for 2019, 2020, 2021 and 2022, respectively.

(4)

All options to purchase shares of our common stock granted to our named executive officers in 2019 were granted under our 2016 Omnibus Plan and are subject to time-based vesting conditions. Each of these options has an exercise price equal to the fair market value of the shares of our common stock on the date of grant and a term of 10 years. With respect to the options granted on March 15, 2019, 25% of the shares of our common stock subject to each such option vests on March 15, 2020 and as to 6.25% of such shares at the end of each successive three-month period thereafter, subject to the named executive officer’s continued employment through each vesting date.

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(5)

These amounts reflect the aggregate grant date fair value of option and stock awards computed in accordance with ASC Topic 718. The fair value of each option award was estimated on the date of grant using the Black-Scholes option-pricing model, which generated a Black-Scholes-computed value of $4.55 per share on March 15, 2019.

2019 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth, for each of our named executive officers, their equity awards outstanding as of December 31, 2019.

Name	Date of Grant of Equity Award	Option Awards— Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Option Awards— Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Awards— Option Exercise Price ($)	Option Awards— Option Expiration Date	Equity Incentive Plan Awards— Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)(2)		Equity Incentive Plan Awards— Market or Payout Value of Unearned Shares, Units, Other Rights That Have Not Vested ($)
Sean Menke	10/15/2015	84,653	(3)	0		$29.23	10/15/2025
	03/15/2016	50,267	(4)	3,352	(4)	$27.79	03/15/2026
	12/15/2016	62,292	(3)	20,764	(3)	$25.43	12/15/2026
	03/15/2017	133,029	(4)	60,469	(4)	$22.01	03/15/2027
	03/15/2018	139,893	(4)	179,863	(4)	$22.03	03/15/2028
	03/15/2019	0		270,270	(4)	$21.35	03/15/2029
	03/15/2016							13,405	(6)	$300,808
	12/15/2016							20,764	(5)	$465,944
	03/15/2017							96,749	(6)	$2,171,048
	03/15/2018							239,817	(6)	$5,381,493
	03/15/2019							270,270	(6)	$6,064,859
Douglas Barnett	08/15/2018	36,531	(3)	80,369	(3)	$24.63	08/15/2028
	03/15/2019	0		96,525	(4)	$21.35	03/15/2029
	08/15/2018							30,451	(7)	$683,320
	08/15/2018							87,675	(5)	$1,967,427
	03/15/2019							96,525	(6)	$2,166,021

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Name	Date of Grant of Equity Award	Option Awards— Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Option Awards— Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Awards— Option Exercise Price ($)	Option Awards— Option Expiration Date	Equity Incentive Plan Awards— Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)(2)		Equity Incentive Plan Awards— Market or Payout Value of Unearned Shares, Units, Other Rights That Have Not Vested ($)
Wade Jones	01/15/2015	31,109	(3)	0		$19.47	01/15/2025
	03/13/2015	8,176	(4)	0		$22.15	03/13/2025
	03/15/2016	11,868	(4)	792	(4)	$27.79	03/15/2026
	03/15/2017	15,963	(4)	7,257	(4)	$22.01	03/15/2027
	05/15/2017	15,233	(3)	9,140	(3)	$24.35	05/15/2027
	03/15/2018	41,635	(4)	53,531	(4)	$22.03	03/15/2028
	03/15/2019	0		77,220	(4)	$21.35	03/15/2029
	03/15/2016							3,165	(6)	$71,023
	03/15/2017							11,610	(6)	$260,528
	05/15/2017							12,187	(5)	$273,476
	03/15/2018							71,375	(6)	$1,601,655
	03/15/2019							77,220	(6)	$1,732,817
David Shirk	06/15/2017	85,453	(3)	51,273	(3)	$22.53	06/15/2027
	03/15/2018	41,635	(4)	53,531	(4)	$22.03	03/15/2028
	08/15/2018	15,656	(3)	34,444	(3)	$24.63	08/15/2028
	03/15/2019	0		96,525	(4)	$21.35	03/15/2029
	06/15/2017							68,363	(5)	$1,534,066
	03/15/2018							71,375	(6)	$1,601,655
	08/15/2018							50,100	(7)	$1,124,244
	03/15/2019							96,525	(6)	$2,166,021
Cem Tanyel	09/14/2018	14,671	(3)	32,277	(3)	$26.13	09/14/2028
	03/15/2019	0		57,915	(4)	$21.35	03/15/2029
	09/14/2018							19,135	(7)	$429,389
	09/14/2018							35,211	(5)	$790,135
	03/15/2019							57,915	(6)	$1,299,613

(1)

Each option to purchase shares of our common stock (i) granted in 2014 through May 2016 was pursuant to the Sabre Corporation 2014 Omnibus Incentive Compensation Plan (the “2014 Omnibus Plan”) or (ii) granted after May 2016 was pursuant to the 2016 Omnibus Plan.

(2)

Each restricted stock unit award covering shares of our common stock (i) granted in 2014 through May 2016 was granted pursuant to the 2014 Omnibus Plan and (ii) granted after May 2016 was granted pursuant to the 2016 Omnibus Plan.

(3)

These options to purchase shares of our common stock vest and become exercisable as to 25% of the shares subject to each such option on the first anniversary of the date of grant and as to 6.25% of such shares at the end of each successive three-month period thereafter, subject to the named executive officer’s continued employment through each vesting date.

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(4)

These options to purchase shares of our common stock vest and become exercisable as to 25% of the shares subject to each such option on March 15 in the year following the grant and as to 6.25% of such shares at the end of each successive three-month period thereafter, subject to the named executive officer’s continued employment through each vesting date.

(5)

This restricted stock unit award vests as to 25% of the shares of our common stock on each the first four anniversaries of the date of grant, subject to the named executive officer’s continued employment through each vesting date.

(6)

The performance-based restricted stock unit awards granted on March 15, 2016 under the 2014 Omnibus Plan and on March 15, 2017 under the 2016 Omnibus Plan, vest as to 25% of the shares of our common stock subject to each such award on March 15 in each of the calendar years following the year of grant, with the total number of units eligible to vest being a minimum of 50% and a maximum of 100%, contingent upon our achievement of 90% or greater of the revenue target levels established for 2016 and 2017, respectively, as determined by our Board of Directors, consistent with the annual operating plan for such fiscal year, subject to each named executive officer’s continued employment through each such vesting date. The performance-based restricted stock unit awards granted on March 15, 2018 and March 15, 2019 under the 2016 Omnibus Plan vest annually as to 25% of the shares of our common stock subject to each such award on each March 15 following the date of grant, subject to each named executive officer’s continued employment through each such vesting date, with the total number of units eligible to be earned for each tranche ranging from zero to 150% of the number of units in that tranche, depending on the degree to which we achieve the revenue and Pre-Tax Adjusted EPS target levels established by the Board of Directors for the preceding calendar year.

(7)

The performance-based restricted stock unit awards granted under the 2016 Omnibus Plan effective August 15, 2018 to Messrs. Barnett and Shirk and effective September 14, 2018 to Mr. Tanyel vest as to one-third of the shares of our common stock subject to that award on March 15 in each of calendar years 2020, 2021 and 2022, subject to continued employment through each vesting date, with the total number of units eligible to be earned for each tranche ranging from zero to 100% of the number of units in that tranche, depending on the degree to which we achieve the revenue and Pre-Tax Adjusted EPS target levels established by the Board of Directors for the second half of 2018 and 2019, for 2020 and for 2021, respectively.

2019 Options Exercises and Stock Vested Table

The following table sets forth, for each of our named executive officers, the number of shares of our common stock acquired and the aggregate value realized upon the vesting of restricted stock unit awards during the year ended December 31, 2019. There were no options exercised by our named executive officers during the year ended December 31, 2019. For purposes of the table, the value realized is based upon the fair market value of our common stock on the various vesting dates.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Sean Menke	191,641	$4,116,147
Douglas Barnett	29,225	$699,939
Wade Jones	45,043	$955,165
David Shirk	60,352	$1,320,646
Cem Tanyel	11,737	$276,054

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Employment Agreements and Offer Letters

We have entered into employment agreements or offer letters with each of our named executive officers, as described below.

Typically, the employment agreements provide for employment for a specified period of time (typically, two or three years), subject to automatic renewal for additional one-year terms unless either party provided written notice of non-renewal in accordance with the terms and conditions of the agreement.

In addition, these agreements and offer letters included the named executive officer’s initial base salary or base salary at the time the agreement or offer letter was executed, an annual incentive opportunity under our EIP, and standard employee benefit plan and program participation. These agreements and offer letters also typically provided for a recommended equity award grant to be submitted to our Board of Directors for approval, with an exercise price, in the case of an option to purchase shares of our common stock, equal to the fair market value of the shares of our common stock on the date of grant and subject to our specified vesting requirements. These offers of employment were each subject to covenants during the period of employment and for a specified period thereafter involving non-solicitation of customers, suppliers, and employees, non-competition, and non-disclosure of confidential information and trade secrets.

Mr. Menke

Effective December 31, 2016, we entered into an employment agreement with Mr. Menke in connection with his promotion to the position of President and CEO, which provides for his general employment terms, including certain compensation arrangements. Effective January 1, 2018, his employment agreement was amended to provide that any termination of employment will be governed by the Executive Severance Plan, which is described in greater detail under “Potential Payments upon Termination or Change in Control” below.

Under the terms of his employment agreement, Mr. Menke received an initial annual base salary of $825,000, subject to annual review for appropriate increases (but not decreases). See the “2019 Summary Compensation Table” for information on Mr. Menke’s base salary paid in 2019.

Mr. Menke is also eligible to receive an annual target incentive based on his attainment of one or more pre-established performance criteria, with his initial target incentive opportunity equal to 135% of his then-current annual base salary.

Under the terms of his employment agreement, on December 15, 2016, Mr. Menke received an equity grant valued at $2,500,000, in an equal number of stock options and restricted stock unit awards. The stock options vest as to 25% of the shares subject to such options on the first anniversary of the date of grant and as to 6.25% of such shares at the end of each successive three-month period thereafter, subject to his continued employment through each vesting date. The restricted stock unit award vests as to 25% of the shares of Sabre common stock subject to such award on December 15 in each of calendar years 2017, 2018, 2019 and 2020, subject to his continued employment through each vesting date. The vesting of the shares subject to such awards is also subject to acceleration as described in greater detail under “Potential Payments upon Termination or Change in Control” below.

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Mr. Barnett

Effective July 23, 2018, we entered into an offer letter with Mr. Barnett in connection with his appointment as our Executive Vice President and Chief Financial Officer, which provided for his compensation and benefit package and described other general aspects of his employment. Mr. Barnett’s offer letter also provided for his participation in the Executive Severance Plan, which is described in greater detail under “Potential Payments upon Termination or Change in Control” below.

Under the terms of his offer letter, Mr. Barnett received an initial annual base salary of $690,000, less applicable withholding taxes, which is subject to annual review for a possible increase (but not decrease). See “2019 Summary Compensation Table” for information on Mr. Barnett’s base salary paid in 2019. Mr. Barnett also received a one-time “sign-on” bonus in the amount of $500,000 as a make-whole payment with respect to a foregone bonus and near-term equity vesting, subject to repayment under certain conditions.

Mr. Barnett is also eligible to receive an annual bonus based on his attainment of one or more pre-established performance criteria established by our Board of Directors or a committee of our Board of Directors, with his initial target bonus opportunity equal to 100% of his then-current annual base salary, with a prorated target bonus opportunity for 2018.

Under the terms of his offer letter, on August 15, 2018, Mr. Barnett received an equity grant valued at $4,250,000, with $3,500,000 provided in an equal number of stock options and restricted stock unit awards, and $750,000 in performance-based restricted stock unit awards. The option to purchase shares of our common stock vests as to 25% of the shares of common stock subject to such option on the first anniversary of the date of grant and as to 6.25% of such shares at the end of each successive three-month period thereafter, subject to his continued employment through each vesting date. The restricted stock unit award vests as to 25% of the shares of our common stock subject to such award on August 15 in each of calendar years 2019, 2020, 2021 and 2022, subject to his continued employment through each vesting date. The performance-based restricted stock unit award vests as to one-third of the shares of our common stock subject to that award on March 15 in each of calendar years 2020, 2021 and 2022, subject to continued employment through each vesting date, with the total number of units eligible to be earned for each tranche ranging from zero to 100% of the number of units in that tranche, depending on the degree to which we achieve the revenue and Pre-Tax Adjusted EPS target levels established by the Board of Directors for the second half of 2018 and 2019, for 2020 and for 2021, respectively. Subject to Board of Directors or Compensation Committee approval, he also received an equity award with a grant-date value of no less than $2,500,000 on March 15, 2019, and for future grants beginning in 2020, also subject to Board of Directors or Compensation Committee approval, he will receive an equity award with a target value of $2,500,000. The vesting of the shares of common stock subject to such awards is also subject to acceleration as described in greater detail under “Potential Payments upon Termination or Change in Control” below.

Mr. Jones

Effective April 27, 2017, we entered into an employment agreement with Mr. Jones in connection with his appointment as our Executive Vice President, Sabre and President of the Sabre Travel Network that provided for his general employment terms, including certain compensation arrangements. Effective January 1, 2018, his employment agreement was amended to provide that any termination of employment will be governed by the Executive Severance Plan, which is described in greater detail under “Potential Payments upon Termination or Change in Control” below.

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Under the terms of his employment agreement, Mr. Jones received an initial annual base salary of $500,000, less applicable withholding taxes, which is subject to annual review. See the “2019 Summary Compensation Table” for information on Mr. Jones’ base salary paid in 2019.

Under the terms of his employment agreement, Mr. Jones is also eligible to receive an annual incentive based on his attainment of one or more pre-established performance criteria established by our Board of Directors or a committee of our Board of Directors, with his initial target incentive opportunity equal to 80% of his then-current annual base salary.

Under the terms of his employment agreement, on May 15, 2017, Mr. Jones received an equity grant valued at $700,000, in an equal number of stock options and restricted stock unit awards. The stock options vest as to 25% of the shares subject to such options on the first anniversary of the date of grant and as to 6.25% of such shares at the end of each successive three-month period thereafter, subject to his continued employment through each vesting date. The restricted stock unit award vests as to 25% of the shares of Sabre common stock subject to such award on May 15 in each of calendar years 2018, 2019, 2020 and 2021, subject to his continued employment through each vesting date. The vesting of the shares subject to such awards is also subject to acceleration as described in greater detail under “Potential Payments upon Termination or Change in Control” below.

Mr. Shirk

Effective June 5, 2017, we entered into an employment agreement with Mr. Shirk in connection with his appointment as our Executive Vice President, Sabre and President of the Sabre Airline Solutions division that provided for his general employment terms, including certain compensation arrangements. Effective January 1, 2018, his employment agreement was amended to provide that any termination of employment will be governed by the Executive Severance Plan, which is described in greater detail under “Potential Payments upon Termination or Change in Control” below.

Under the terms of his employment agreement, Mr. Shirk received an initial annual base salary of $600,000, less applicable withholding taxes, which is subject to annual review. See the “2019 Summary Compensation Table” for information on Mr. Shirk’s base salary paid in 2019. Mr. Shirk also received a one-time “sign-on” incentive in the amount of $75,000, subject to repayment under certain conditions.

Under the terms of his employment agreement, Mr. Shirk is also eligible to receive an annual incentive based on his attainment of one or more pre-established performance criteria established by our Board of Directors or a committee of our Board of Directors, with his initial target incentive opportunity equal to 85% of his then-current annual base salary. Under the terms of his agreement, his annual cash incentive was not prorated for his service in 2017.

Further, under his employment agreement, Mr. Shirk was granted an option to purchase 136,726 shares of our common stock with an exercise price equal to the fair market value of such shares on the date of grant and a restricted stock unit award covering 136,726 shares of our common stock. The option to purchase shares of our common stock vests as to 25% of the shares subject to such option on the first anniversary of the date of grant and as to 6.25% of such shares at the end of each successive three-month period thereafter, subject to his continued employment through each vesting date. The restricted stock unit award vests as to 25% of the shares of our common stock subject to such award on June 15 in each of calendar years 2018, 2019, 2020 and 2021, subject to his continued employment through each vesting date. The vesting of the shares subject to such awards is also subject to acceleration as described in greater detail under “Potential Payments upon Termination or Change in Control” below.

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In connection with Mr. Shirk’s promotion to Executive Vice President and President, Travel Solutions, on July 17, 2018, we and Mr. Shirk entered into an amendment to his employment agreement, which became effective on July 23, 2018. Under the amendment, Mr. Shirk’s base salary will be $675,000 per year, his target bonus under our annual incentive plan is 95% of his base salary, and he received an equity grant valued at $1,500,000, consisting of an equal number of performance-based restricted stock unit awards and stock options. The performance-based restricted stock unit awards are earned in three equal tranches on each of March 15, 2020, 2021 and 2022, subject to Mr. Shirk’s continued employment through each such date, with the total number of units eligible to be earned for each tranche ranging from zero to 100% of the number of units in that tranche, depending on the degree to which Sabre achieves the revenue and Pre-Tax Adjusted EPS target levels established by our Board for the second half of 2018 and for 2019, for 2020 and for 2021, respectively. The stock options vest as to 25% of the shares subject to such options on the first anniversary of the date of grant and as to 6.25% of such shares at the end of each successive three-month period thereafter, subject to Mr. Shirk’s continued employment through each vesting date. The vesting of the shares subject to such awards is also subject to acceleration as described in greater detail under “Potential Payments upon Termination or Change in Control” below.

Mr. Tanyel

Effective October 1, 2018, we entered into an offer letter with Mr. Tanyel in connection with his appointment as our Executive Vice President and President, Airline Solutions, which provided for his compensation and benefit package and described other general aspects of his employment. Mr. Tanyel’s offer letter also provided for his participation in the Executive Severance Plan, which is described in greater detail under “Potential Payments upon Termination or Change in Control” below.

Under the terms of his offer letter, Mr. Tanyel received an initial annual base salary of $500,000, less applicable withholding taxes, which is subject to annual review. See “2019 Summary Compensation Table” for information on Mr. Tanyel’s base salary paid in 2019. Mr. Tanyel also received a one-time “sign-on” bonus in the amount of $75,000, subject to repayment under certain conditions.

Mr. Tanyel is also eligible to receive an annual bonus based on his attainment of one or more pre-established performance criteria established by our Board of Directors or a committee of our Board of Directors, with his initial target bonus opportunity equal to 80% of his then-current annual base salary, with a prorated target bonus opportunity for 2018.

Under the terms of his offer letter, on September 14, 2018, Mr. Tanyel received an equity grant valued at $2,000,000, with $1,500,000 provided in an equal number of stock options and restricted stock unit awards, and $500,000 in performance-based restricted stock unit awards. The option to purchase shares of our common stock vests as to 25% of the shares of common stock subject to such option on the first anniversary of the date of grant and as to 6.25% of such shares at the end of each successive three-month period thereafter, subject to his continued employment through each vesting date. The restricted stock unit award vests as to 25% of the shares of our common stock subject to such award on October 15 in each of calendar years 2019, 2020, 2021 and 2022, subject to his continued employment through each vesting date. The performance-based restricted stock unit award vests as to one-third of the shares of our common stock subject to that award on March 15 in each of calendar years 2020, 2021 and 2022, subject to continued employment through each vesting date, with the total number of units eligible to be earned for each tranche ranging from zero to 100% of the number of units in that tranche, depending on the degree to which we achieve the revenue and Pre-Tax Adjusted EPS target levels established by the Board

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of Directors for the second half of 2018 and 2019, for 2020 and for 2021, respectively. The vesting of the shares of common stock subject to such awards is also subject to acceleration as described in greater detail under “Potential Payments upon Termination or Change in Control” below.

Potential Payments upon Termination or Change in Control

Effective January 1, 2018, any termination of employment of our named executive officers is governed by the Executive Severance Plan. The Executive Severance Plan is designed to provide post-employment compensation payments and benefits that approximate the termination benefits that our executive officers with employment agreements were entitled to receive under their respective agreements. See “Compensation Discussion and Analysis—Post-Employment Compensation.”

The estimated potential payments and benefits payable to each of the named executive officers in the event of a termination of employment as of December 31, 2019 are described below. The actual amounts that would be paid or distributed to the named executive officers as a result of one of the termination events occurring in the future may be different than those presented below as many factors will affect the amount of any payments and benefits upon a termination of employment. For example, some of the factors that could affect the amounts payable include the named executive officer’s base salary and the market price of the shares of our common stock. Although we have entered into written arrangements to provide these payments and benefits to these named executive officers in connection with a termination of employment under particular circumstances, we, or an acquirer, may mutually agree with our named executive officers on post-employment compensation terms that vary from those provided in these pre-existing arrangements. Finally, in addition to the amounts presented below, each named executive officer would also be able to exercise any previously-vested options to purchase shares of our common stock that he or she held. For more information about our named executive officers outstanding equity awards as of December 31, 2019, see “2019 Outstanding Equity Awards at Fiscal Year-End Table” above.

Along with the payments and benefits described in these named executive officers’ individual post-employment compensation arrangements, these executive officers are eligible to receive any benefits accrued under our broad-based benefit plans, such as accrued vacation pay, in accordance with the terms of those plans and policies.

Executive Severance Plan

Effective January 1, 2018, the Board of Directors adopted the Executive Severance Plan for key executives, including our named executive officers. Under the Executive Severance Plan, participants are eligible to receive certain payments and benefits in the event of a termination of their employment by Sabre without “cause” or a termination of employment by the participant for “good reason,” as well as upon “disability” (as each of these terms is defined in the Executive Severance Plan) and death.

In the event of a termination by Sabre without “cause” or by a participant for “good reason,” the participant, upon execution of a general release of liability against Sabre and subject to compliance with applicable post-termination restrictive covenants and other obligations, will generally be eligible to receive:

•

for a participant designated as a Level 1 Employee, an amount equal to 200% of the sum of his or her then-current annual base salary and 110% of the participant’s target incentive opportunity for the prior year (paid in installments over a period of 24 months following the date of termination), and (ii) for a

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participant designated as a Level 2 Employee, an amount equal to 150% of the sum of his or her then-current annual base salary and 110% of the participant’s target incentive opportunity for the prior year (paid in installments over a period of 18 months following the date of termination), and

•

continued medical, dental, and vision insurance coverage for the participant and his or her eligible dependents for the 24-month period (for a Level 1 Employee) or for the 18-month period (for a Level 2 Employee) following the date of termination, and senior executive level outplacement services for a period of one year; provided, however, that if the participant becomes re-employed and eligible to receive health insurance benefits under another employer-provided plan, the continued insurance coverage will terminate.

In the case of the participant’s death or disability (as well as in the event of a termination of employment by us without “cause” or by the participant for “good reason”), the participant will be eligible to receive (i) his or her base salary through the date of termination, (ii) reimbursement of any unreimbursed business expenses properly incurred prior to the date of termination that are subject to reimbursement, (iii) payment for vacation time accrued as of the date of termination but unused, in accordance with our vacation policy as in effect as of the date of termination, and (iv) an amount equal to any accrued but unpaid annual incentive for the immediately preceding year. The same amounts, except for the amount of any accrued but unpaid annual incentive for the immediately preceding year, are payable to the participant in the event of (A) a termination of employment by us for cause or (B) a voluntary termination of employment by the participant.

Our CEO has been designated as a Level 1 Employee and each of Sabre’s Executive Vice Presidents has been designated as Level 2 Employees under the Executive Severance Plan.

Equity Awards

Generally, under our 2014 Omnibus Plan and our 2016 Omnibus Plan, in the event of a termination of employment:

•	all outstanding unvested time-based options to purchase shares of our common stock and other unvested time-based equity awards (and awards where all restrictions have not lapsed) expire, and

•

all outstanding vested and unexercised options to purchase shares of our common stock may continue to be exercised within 90 days following the date of the termination of employment, other than a termination for cause (extended to a one-year period if the termination of employment is due to disability or death).

Further, under our 2014 Omnibus Plan and our 2016 Omnibus Plan, except as otherwise provided in the award agreement, if following a change in control of Sabre, an executive officer’s employment is terminated by us for any reason other than “cause” or he or she terminates his or her employment for “good reason,” or if following a change in control of Sabre, the outstanding awards are not assumed, continued or substituted by the surviving corporation, then all restrictions applicable to awards granted under the 2014 Omnibus Plan and the 2016 Omnibus Plan will lapse as of the time of the change in control, and any unvested award will become fully exercisable and vested as of the time of the change in control.

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The terms of the 2014, 2015 and 2016 grant agreements under the 2014 Omnibus Plan, as applicable, provide that, if awards and grants are not assumed and if following a change in control of Sabre, an executive officer’s employment is terminated by us for any reason other than “cause” or he or she terminates his or her employment for “good reason”:

•

any outstanding and unvested time-based options to purchase shares of our common stock will vest immediately and become exercisable or transferable in accordance with the terms of the applicable equity incentive plan,

•

any shares of our common stock subject to restricted stock unit awards granted under our 2014 Omnibus Plan that would have vested on the first vesting date following the executive officer’s termination of employment and that are subject to performance achievement will vest if a percentage of our revenue target for the fiscal year in which the award was granted was met, as determined by our Board of Directors, and

•

any shares of our common stock subject to restricted stock unit awards granted under our 2014 Omnibus Plan that would have vested on the first vesting date following the executive officer’s termination of employment based on vesting dates alone and that do not have any performance requirements set forth in the award agreements will vest.

The terms of the 2016 grant agreements under the 2016 Omnibus Plan provide that, if awards and grants are not assumed and if following a change in control of Sabre, an executive officer’s employment is terminated by us for any reason other than “cause” or he or she terminates his or her employment for “good reason”:

•

any outstanding and unvested time-based options to purchase shares of our common stock will vest immediately and become exercisable or transferable in accordance with the terms of the applicable equity incentive plan, and

•

any shares of our common stock subject to restricted stock unit awards granted under our 2016 Omnibus Plan based on vesting dates alone and that do not have any performance requirements set forth in the award agreements will vest in full following the executive officer’s termination of employment.

The terms of the 2017, 2018 and 2019 grant agreements under the 2016 Omnibus Plan provide that, except in the case of “retirement” of the executive officer, if awards and grants are not assumed and if following a change in control of Sabre (for a one-year period under the terms of the 2017, 2018 and 2019 grant agreements), an executive officer’s employment is terminated by us for any reason other than “cause” or he or she terminates his or her employment for “good reason”:

•

any outstanding and unvested time-based options to purchase shares of our common stock will vest immediately and become exercisable or transferable in accordance with the terms of the applicable equity incentive plan, and

•

any shares of our common stock subject to restricted stock unit awards granted under our 2016 Omnibus Plan based on vesting dates alone and that do not have any performance requirements set forth in the award agreements will vest in full following the executive officer’s termination of employment.

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In the event of the “retirement” of the executive officer, the terms of the 2017, 2018 and 2019 grant agreements under the 2016 Omnibus Plan provide that:

•	any outstanding and unvested time-based options to purchase shares of our common stock will vest immediately and become exercisable for one year as of the date of termination, and

•

any shares of our common stock subject to restricted stock unit awards granted under our 2016 Omnibus Plan that would have vested on the first and second vesting dates following the executive officer’s retirement date based on vesting dates alone and that do not have any performance requirements set forth in the award agreements will vest.

“Retirement” means a voluntary or involuntary termination of employment, not for “cause,” at a minimum age of 60 with no less than five years of continuous employment, and with the sum of the executive’s age and number of years of continuous employment being no less than 70.

We have entered into certain non-competition agreements with the named executive officers that restrict their ability to compete with us during a specified post-employment period.

Summary of Estimated Payments and Benefits

The following table summarizes the estimated post-employment payments and benefits that would have been payable to the other named executive officers in the event that their employment had been terminated or a change in control of Sabre had occurred as of December 31, 2019. No post-employment compensation is payable to any named executive officer who voluntarily terminates his or her employment with us (other than a voluntary resignation for good reason). The information set forth in the table for the other named executive officers is based on the assumption, in each case, that termination of employment or the change in control of Sabre occurred on December 31, 2019.

The table below provides an estimate for the other named executive officers of the value of accelerated vesting of outstanding and unvested equity awards assuming that a change in control of Sabre and a qualifying termination of employment occurred on December 31, 2019 and assuming a stock price of $22.44 per share, the closing price of a share of our common stock on the NASDAQ Stock Market on December 31, 2019.

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Potential Payments and Benefits upon Termination of Employment or Change in Control Table

Name and Triggering Event(1)	Severance or Multiple of Salary and Bonus(2)	Current Year Bonus(3)	Valuation of Equity Vesting Acceleration Assuming Cash-Out(4)	Value of Other Benefits(5)	Total
Sean Menke
Involuntary termination not in connection with change in control	$5,167,500	$797,594	—	$55,732	$6,020,826
Involuntary termination in connection with change in control(6)(7)	$5,167,500	$797,594	$14,778,492	$55,732	$20,799,318
Retirement	—	—	—	—	—
Death	—	$797,594	—	$2,450,000	$3,247,594
Disability	—	$797,594	—	$1,700,000	$2,497,594
Douglas Barnett	$2,220,750	$385,037	—	$43,484	$2,649,271
Involuntary termination not in connection with change in control	$2,220,750	$385,037	$4,921,981	$43,484	$7,571,252
Involuntary termination in connection with change in control(6)(7)	—	—	—	—	—
Retirement	—	$385,037	—	$1,410,000	$1,795,037
Death	—	$385,037	—	$1,200,000	$1,585,037
Disability	$2,220,750	$385,037	—	$43,484	$2,649,271
Wade Jones
Involuntary termination not in connection with change in control	$1,647,169	$262,616	—	$53,148	$1,962,933
Involuntary termination in connection with change in control(6)(7)	$1,647,169	$262,616	$4,048,737	$53,148	$6,011,670
Retirement	—	—	—	—	—
Death	—	$262,616	—	$1,135,000	$1,397,616
Disability	—	$262,616	—	$1,200,000	$1,462,616
David Shirk
Involuntary termination not in connection with change in control	$2,116,575	$357,948	—	$42,482	$2,517,005
Involuntary termination in connection with change in control(6)(7)	$2,116,575	$357,948	$6,553,146	$42,482	$9,070,151
Retirement	—	—	—	—	—
Death	—	$357,948	—	$1,380,000	$1,737,948
Disability	—	$357,948	—	$600,000	$957,948
Cem Tanyel
Involuntary termination not in connection with change in control	$1,438,200	$222,953	—	$53,148	$1,714,301
Involuntary termination in connection with change in control(6)(7)	$1,438,200	$222,953	$2,582,264	$53,148	$4,296,565
Retirement	—	—	—	—	—
Death	—	$222,953	—	$1,270,000	$1,492,953
Disability	—	$222,953	—	$1,450,000	$1,672,953

(1)

The calculations presented in this table illustrate the estimated payments and benefits that would have been paid to each of the named executive officers had their employment been terminated on December 31, 2019 for each of the following reasons: a termination of employment without cause or a termination of employment by a named executive officer for good reason (including following a change in control of Sabre), retirement, death, or disability. The calculations are based on the closing price of our common stock on December 31, 2019 of $22.44 per share.

(2)	Termination benefits calculated in accordance with the Executive Severance Plan.

(3)

The amount indicated for each named executive officer represents the actual bonus earned for 2019. In the event of death or disability, each named executive officer’s heirs or estate, as applicable, is eligible to receive his or her accrued, but unpaid annual cash incentive opportunity for the year of his or her death and disability that would have been paid on the date such amount is paid, as set forth in the 2019 Summary Compensation Table.

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(4)	For purposes of this analysis, assumes the following equity award information:

•

For Mr. Menke, amount includes the value of (1) outstanding unvested options to purchase 534,718 shares of our common stock, the vesting of which would accelerate, (2) outstanding unvested restricted stock unit awards covering 13,405 shares of our common stock, in which the vesting of the next tranche would accelerate, and (3) outstanding unvested restricted stock unit awards covering 627,600 shares of our common stock, the vesting of which would accelerate.

•

For Mr. Barnett, amount includes the value of (1) outstanding unvested options to purchase 176,894 shares of our common stock, the vesting of which would accelerate and (2) outstanding unvested restricted stock unit awards covering 214,651 shares of our common stock, the vesting of which would accelerate.

•

For Mr. Jones, amount includes the value of (1) outstanding unvested options to purchase 147,940 shares of our common stock, the vesting of which would accelerate, (2) outstanding unvested restricted stock unit awards covering 3,165 shares of our common stock, in which the vesting of the next tranche would accelerate, and (3) outstanding unvested restricted stock unit awards covering 172,392 shares of our common stock, the vesting of which would accelerate.

•

For Mr. Shirk, amount includes the value of (1) outstanding unvested options to purchase 235,773 shares of our common stock, the vesting of which would accelerate and (2) outstanding unvested restricted stock unit awards covering 286,363 shares of our common stock, the vesting of which would accelerate.

•

For Mr. Tanyel, amount includes the value of (1) outstanding unvested options to purchase 90,192 shares of our common stock, the vesting of which would accelerate and (2) outstanding unvested restricted stock unit awards covering 112,261 shares of our common stock, the vesting of which would accelerate.

(5)

For an involuntary termination of employment, amount includes the value of COBRA benefits and a $20,000 value for outplacement services. For death and disability, amount represents the payment of benefits under Sabre’s group life insurance plan, accidental death and disability plan, or long-term disability plan, as applicable (which are available to all U.S. salaried employees).

(6)

The change-in-control calculations assume that on December 31, 2019 (i) a change in control of Sabre occurred and (ii) the employment of each of the named executive officers was terminated without “cause.”

(7)

The potential payments and benefits reflect the maximum amounts that may be paid. Should the actual payments and benefits trigger an excise tax under Section 4999 of the Code, pursuant to such named executive officer’s employment agreement, each will either (x) have his or her payments reduced to the extent necessary to avoid the excise tax or (y) receive the full payment and be subject to the excise tax, whichever results in a better net after-tax benefit to such named executive officer.

CEO Pay Ratio

Pursuant to Section 953(b) of the Dodd-Frank Act, we are providing the following information about the relationship of the annual total compensation of our employees (other than our CEO) and the annual total compensation of our CEO, Sean Menke. For 2019:

•	the annual total compensation of our median employee was $76,584, and

•	the annual total compensation of our CEO, as reported in the 2019 Summary Compensation Table and adjusted as described below, was $8,810,560.

Based on this information, for 2019 we estimate the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee was 115 to 1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. As explained by the SEC when it adopted Item 402(u), the rule was designed to allow stockholders to better understand and assess our compensation practices and pay ratio disclosures rather than to facilitate a comparison of this information from one company to another.

In accordance with Item 402(u), we are using the same “median employee” identified in 2017 for our 2019 pay ratio calculation, as we believe that there has been no change in our employee population or employee compensation arrangements that we believe would result in a significant change to our pay ratio disclosure for 2019. See our 2017 proxy statement for information regarding the process we utilized to identify our “median employee.” We then identified and calculated the elements of this employee’s total

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compensation for 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $76,584. This annual total compensation includes the estimated value of the employee’s health care benefits (estimated for the employee and the employee’s eligible dependents to be $2,705) and other statutory benefits. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2019 Summary Compensation Table, adjusted as follows. To maintain consistency between the annual total compensation of our CEO and the “median employee,” we added the estimated value of our CEO’s health care benefits (estimated for our CEO and our CEO’s eligible dependents at $25,471) to the amount reported in the 2019 Summary Compensation Table. This resulted in annual total compensation for purposes of determining the ratio in the amount of $8,810,560, which exceeds the amount reported for him in the 2019 Summary Compensation Table by this amount.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock, determined in accordance with the SEC’s rules and regulation, as of December 31, 2019 for (1) each person or group who is known by us to own beneficially more than 5% of our outstanding shares, (2) each of our named executive officers, (3) each of our directors, and (4) all of our executive officers and directors as a group.

	Shares of Common Stock Beneficially Owned(1)
	Number	Percent
5% Stockholders:
The Vanguard Group(2)	27,912,470	10.2%
BlackRock, Inc.(3)	26,811,910	9.8%
Capital World investors (4)	23,917,241	8.7%
Burgundy Asset Management Ltd.(5)	18,605,730	6.8%
Named Executive Officers, Directors and Nominees for Director:
Sean Menke(6)	644,708	*
Douglas Barnett(7)	61,612	*
Wade Jones(8)	163,123	*
David Shirk(9)	177,587	*
Cem Tanyel(10)	23,550	*
George Bravante, Jr.(11)	47,829	*
Hervé Couturier	17,498	*
Renée James(12)	35,541	*
Lawrence W. Kellner(13)	726,336	*
Gary Kusin	50,229	*
Gail Mandel(14)	–	–
Judy Odom(15)	41,860	*
Joseph Osnoss	–	–
Karl Peterson	10,000	*
Zane Rowe(16)	27,409	*
John Siciliano(17)	3,373	*
All Executive Officers and Directors as a group (16 Persons)(18)	2,007,105	*

*	Represents beneficial ownership of less than 1%.

(1)

Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account. Unless otherwise noted, the address of each beneficial owner listed in the table is c/o Sabre Corporation, 3150 Sabre Drive, Southlake, Texas 76092. Unless otherwise noted and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares shown as beneficially owned by the stockholder. Percentage of beneficial ownership is based on the number of shares outstanding as of December 31, 2019.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(2)

The number of shares of our common stock beneficially owned by The Vanguard Group (“Vanguard”) is based on the Schedule 13G/A filed by Vanguard with the SEC on February 12, 2020 (the “Vanguard 13G”). According to the Vanguard 13G, (i) the address of Vanguard is 100 Vanguard Blvd., Malvert, PA 19355 and (ii) Vanguard has sole voting power with respect to 196,222 shares, shared voting power with respect to 99,516 shares, sole dispositive power with respect to 27,637,036 shares and shared dispositive power with respect to 275,434 shares.

(3)

The number of shares of our common stock beneficially owned by BlackRock, Inc. (“BlackRock”) is based on the Schedule 13G/A filed by BlackRock with the SEC on February 6, 2020 (the “BlackRock 13G”). According to the BlackRock 13G, (i) the address of BlackRock is 55 East 52nd Street, New York, NY 10055 and (ii) BlackRock has sole voting power with respect to 25,036,453 shares, sole dispositive power with respect to 26,811,910 shares and no shared voting or dispositive power.

(4)

The number of shares of our common stock beneficially owned by Capital World Investors (“Capital World”) is based on the Schedule 13G filed by Capital World with the SEC on February 14, 2020 (the “Capital World 13G”). According to the Capital World 13G, (i) the address of Capital World is 333 South Hope Street, Los Angeles, CA 90071 and (ii) Capital World has sole voting and dispositive power with respect to 23,917,241 shares.

(5)

The number of shares of our common stock beneficially owned by Burgundy Asset Management Ltd. (“Burgundy”) is based on the Schedule 13G/A filed by Burgundy with the SEC on February 14, 2020 (the “Burgundy 13G”). According to the Burgundy 13G, (i) the address of Burgundy is 181 Bay Street, Suite 4510, Toronto, Ontario M5J 2T3 Canada and (ii) Burgundy has sole voting power with respect to 17,876,919 shares, sole dispositive power with respect to 18,605,730 shares and no shared voting or dispositive power.

(6)	Includes 470,134 shares underlying options that are currently exercisable or exercisable within 60 days of December 31, 2019.

(7)	Includes 43,837 shares underlying options that are currently exercisable or exercisable within 60 days of December 31, 2019.

(8)	Includes 125,507 shares underlying options that are currently exercisable or exercisable within 60 days of December 31, 2019.

(9)	Includes 145,875 shares underlying options that are currently exercisable or exercisable within 60 days of December 31, 2019.

(10)	Includes 14,671 shares underlying options that are currently exercisable or exercisable within 60 days of December 31, 2019.

(11)	Includes 27,879 shares that are deferred pursuant to the Sabre Corporation Non-Employee Directors Compensation Deferral Plan (“Deferral Plan”).

(12)	Includes 20,430 shares that are deferred pursuant to the Deferral Plan.

(13)	Includes 227,131 shares that are deferred pursuant to the Deferral Plan and 480,647 shares underlying options that are currently exercisable or exercisable within 60 days of December 31, 2019.

(14)	Ms. Mandel is a nominee for director and does not currently serve on the Board.

(15)	Includes 27,879 shares that are deferred pursuant to the Deferral Plan.

(16)	Includes 889 time-based restricted stock unit awards that vest within 60 days of December 31, 2019.

(17)	Includes 1,124 time-based restricted stock unit awards that vest within 60 days of December 31, 2019.

(18)

Includes 303,319 shares that are deferred pursuant to the Deferral Plan, 1,307,220 shares underlying options that are currently exercisable or exercisable within 60 days of December 31, 2019, and 2,013 time-based restricted stock unit awards that vest within 60 days of December 31, 2019.

74	Sabre Corporation 2020 Proxy Statement

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We have adopted a written related party transaction policy. Pursuant to this policy, the Audit Committee of the Board of Directors is responsible for evaluating each related party transaction and determining whether the transaction is fair, reasonable and within our policy, and whether it should be ratified or approved. The Audit Committee, in evaluating a transaction, considers various factors, including the benefit of the transaction to us, the terms of the transaction and whether they are at arm’s-length and in the ordinary course of our business, the direct or indirect nature of the related party’s interest in the transaction, the size and expected term of the transaction and other facts and circumstances that bear on the materiality of the related party transaction under applicable law and listing standards. If less than a majority of the members of the Audit Committee is qualified to ratify or approve a transaction, the Audit Committee will submit the transaction to the disinterested directors of the Board of Directors, who will apply the same factors to evaluate, ratify or approve the transaction. The Audit Committee reviews, at least annually, a summary of our transactions with our directors and officers and with firms that employ our directors, as well as any other related party transactions.

Sabre Corporation 2020 Proxy Statement	75

OTHER INFORMATION

OTHER INFORMATION

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, executive officers and any person owning more than 10% of a class of our common stock to file reports with the SEC regarding their ownership of our stock and any changes in ownership. We maintain a compliance program to assist our directors and executive officers in making these filings. We believe that our executive officers, directors and 10% stockholders timely complied with their filing requirements for 2019. With respect to 2017, a Form 4 was filed on behalf of Jami Kindle, our Senior Vice President – Finance and Controlling, on February 14, 2020 regarding an award of restricted stock units granted to her on September 15, 2017.

2021 Stockholder Proposals

Proposals by stockholders for inclusion in our proxy statement and form of proxy for the Annual Meeting of Stockholders to be held in 2021 pursuant to Rule 14a-8 of the Exchange Act should be addressed to the Corporate Secretary, Sabre Corporation, 3150 Sabre Drive, Southlake, Texas 76092, and must be received at this address no later than November 18, 2020. Any such proposals must also otherwise comply with the requirements of the SEC relating to stockholder proposals. Upon receipt of a proposal, we will determine whether or not to include the proposal in the proxy statement and form of proxy in accordance with applicable law. It is suggested that proposals be forwarded by certified mail, return receipt requested.

Proxy Access Nominations and Annual Meeting Advance Notice Requirements

Stockholders who wish to nominate one or more director candidates to be included in our proxy materials pursuant to Section 2.19 of our Bylaws (a “proxy access nomination”) must submit written notice of the nomination to the Corporate Secretary, which generally must be received at least 120 days, but not more than 150 days, before the anniversary of the date that we commenced mailing of our definitive proxy statement for the previous year’s annual meeting. Any notice of a proxy access nomination must comply with the requirements of our Bylaws, which may be found in the investors section of our website at www.sabre.com, and any applicable law.

Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board of Directors, to be submitted to the stockholders for consideration at an annual meeting but without being including in the Company’s proxy statement. In order for any matter to be “properly brought” before a meeting in accordance with the advance notice procedures in our Bylaws, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not earlier than the opening of business 120 days prior, and not later than the close of business 90 days before, the first anniversary date of the immediately preceding the Annual Meeting of Stockholders, or December 30, 2020 and January 29, 2021 for the 2021 Annual Meeting of Stockholders. Our Bylaws also specify requirements as to the form and content of a stockholder’s notice.

76	Sabre Corporation 2020 Proxy Statement

OTHER INFORMATION

Under our Bylaws, the Board of Directors may authorize rules and regulations for the conduct of meetings. Except to the extent inconsistent with such rules and regulations adopted by the Board of Directors, the chairman of the meeting of stockholders shall have the right to adopt rules and regulations for the conduct of meetings, which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These procedures are only a summary of the provisions regarding stockholder nominations of directors and proposals of other business in our Bylaws. Please refer to our Bylaws for more information on these requirements.

The Chairman or other officer presiding at the Annual Meeting has the sole authority to determine whether any nomination or other proposal has been properly brought before the meeting in accordance with our Bylaws. If we receive a proposal other than pursuant to Rule 14a-8 or a nomination for the 2021 Annual Meeting of Stockholders, and such nomination or other proposal is not delivered within the time frame specified in our Bylaws, then the persons appointed by the Board and named in the proxies for the 2020 Annual Meeting of Stockholders may exercise discretionary voting power if a vote is taken with respect to that nomination or other proposal.

Householding

Some stockholders as of the record date who have the same address and last name and have not previously requested electronic delivery of proxy materials will receive a single proxy package containing one annual report, one proxy statement and multiple proxy cards for each stockholder. This procedure helps us reduce printing and postage costs associated with providing our proxy materials.

Once you have received notice that your broker or Sabre will be householding your materials, householding will continue until you are notified otherwise or you revoke your consent. You may request a separate copy of the Notice and/or set of our printed proxy materials by sending a written request to Sabre Corporation, 3150 Sabre Drive, Southlake, Texas 76092, Attention: Corporate Secretary, or by calling (682) 605-1000. If, at any time: (1) you no longer wish to participate in householding and would prefer to receive a separate set of our printed proxy materials or (2) you and another stockholder sharing the same address wish to participate in householding and prefer to receive one set of our printed proxy materials, please notify either your broker (if you hold your shares in street name) or Sabre (if you are a stockholder of record). You can notify Sabre by sending a written request to Sabre Corporation, 3150 Sabre Drive, Southlake, Texas 76092, Attention: Corporate Secretary.

By Order of the Board of Directors.

Steve Milton
Corporate Secretary

SABRE CORPORATION

3150 Sabre Drive

Southlake, Texas 76092

Telephone: (682) 605-1000

March 18, 2020

Sabre Corporation 2020 Proxy Statement	77

APPENDIX A

Appendix A

Reconciliations of Certain Non-GAAP and GAAP Financial Measures

The following table sets forth the reconciliation of net income attributable to common stockholders to Adjusted Net Income, Adjusted EBITDA and Adjusted Operating Income (in thousands, except per share amounts; unaudited):

	Year Ended December 31,
	2019	2018

Net income attributable to common stockholders	$158,592	$337,531

Loss (income) from discontinued operations, net of tax	1,766	(1,739)

Net income attributable to noncontrolling interests(1)	3,954	5,129

Income from continuing operations	164,312	340,921

Adjustments:

Acquisition-related amortization(2a)	64,604	68,008

Loss on extinguishment of debt	—	633

Other, net(4)	9,432	8,509

Acquisition-related costs(5)	41,037	3,266

Litigation costs, net(6)	(24,579)	8,323

Stock-based compensation	66,885	57,263

Tax impact of net income adjustments(7)	(42,476)	(59,353)

Adjusted Net Income from continuing operations	$279,215	$427,570

Adjusted Net Income from continuing operations per share	$1.01	$1.54

Diluted weighted-average common shares outstanding	276,217	277,518

Adjusted Net Income from continuing operations	$279,215	$427,570

Adjustments:

Depreciation and amortization of property and equipment(2b)	310,573	303,612

Amortization of capitalized implementation costs(2c)	39,444	41,724

Amortization of upfront incentive consideration(3)	82,935	77,622

Interest expense, net	156,391	157,017

Remaining provision for income taxes	77,802	116,845

Adjusted EBITDA	946,360	1,124,390

Less:

Depreciation and amortization(2)	414,621	413,344

Amortization of upfront incentive consideration(3)	82,935	77,622

Acquisition-related amortization(2a)	(64,604)	(68,008)

Adjusted Operating Income	$513,408	$701,432

Sabre Corporation 2020 Proxy Statement	A-1

APPENDIX A

Non-GAAP Footnotes

(1)

Net income attributable to non-controlling interests represents an adjustment to include earnings allocated to non-controlling interest held in: Sabre Travel Network Middle East of 40%, Sabre Seyahat Dagitim Sistemleri A.S. of 40%, Sabre Travel Network Lanka (Pte) Ltd of 40%, and Sabre Bulgaria of 40%.

(2)	Depreciation and amortization expenses:

a.

Acquisition-related amortization represents amortization of intangible assets from the take-private transaction in 2007 as well as intangibles associated with acquisitions since that date. Also includes amortization of the excess basis in our underlying equity interest in the net assets of Sabre Asia Pacific Pte Ltd. (“SAPPL”) prior to its acquisition on July 1, 2015.

b.	Depreciation and amortization of property and equipment includes software developed for internal use, as well as amortization of contract acquisition costs.

c.	Amortization of capitalized implementation costs represents amortization of upfront costs to implement new customer contracts under our SaaS and hosted revenue model.

(3)

Our Travel Network business at times provides upfront incentive consideration to travel agency subscribers at the inception or modification of a service contract, which are capitalized and amortized to cost of revenue over an average expected life of the service contract, generally over three to ten years. This consideration is made with the objective of increasing the number of clients or to ensure or improve customer loyalty. These service contract terms are established such that the supplier and other fees generated over the life of the contract will exceed the cost of the incentive consideration provided up front. These service contracts with travel agency subscribers require that the customer commit to achieving certain economic objectives and generally have terms requiring repayment of the upfront incentive consideration if those objectives are not met.

(4)

In 2019, Other, net, primarily, includes foreign exchange gains and losses related to the remeasurement of foreign currency denominated balances included in our consolidated balance sheets into the relevant functional currency. In 2018, we recorded an expense of $5 million related to our liability under the TRA and an offsetting gain of $8 million on the sale of an investment. In addition, all periods presented include foreign exchange gains and losses related to the remeasurement of foreign currency denominated balances included in our consolidated balance sheets into the relevant functional currency.

(5)

Acquisition-related costs represent fees and expenses incurred associated with the 2018 agreement to acquire Farelogix, which is anticipated to close in 2020 as well as costs related to the acquisition of Radixx in 2019.

(6)

Litigation costs, net represent charges associated with antitrust litigation and other foreign non-income tax contingency matters. In 2019, we recorded the reversal of our previously accrued loss related to the US Airways legal matter for $32 million. In 2018, we recorded non-income tax expense of $4 million for tax, penalties and interest associated with certain non-income tax claims for historical periods regarding permanent establishment in a foreign jurisdiction.

(7)

The tax impact on net income adjustments includes the tax effect of each separate adjustment based on the statutory tax rate for the jurisdiction(s) in which the adjustment was taxable or deductible, and the tax effect of items that relate to tax specific financial transactions, tax law changes, uncertain tax positions and other items. In 2018, the tax impact on net income adjustments includes a benefit of $27 million related to the provisional impact for deferred taxes and foreign tax effects recorded for the enactment of the TCJA in 2017.

A-2	Sabre Corporation 2020 Proxy Statement

ANNUAL MEETING OF SABRE CORPORATION

Date:	Wednesday, April 29, 2020
Time:	9:30 A.M. (Central Daylight Time)
Place:	3150 Sabre Drive, Southlake, Texas 76092

Please make your marks like this: ☒ Use dark black pencil or pen only
Board of Directors Recommends a Vote FOR Proposals 1, 2.
1:	Election of Directors (term to expire at the 2021 Annual Meeting of Stockholders)
		For	Against	Abstain	Directors Recommend i
	01 George Bravante, Jr.	☐	☐	☐	For
	02 Renée James	☐	☐	☐	For
	03 Gary Kusin	☐	☐	☐	For
	04 Gail Mandel	☐	☐	☐	For
	05 Sean Menke	☐	☐	☐	For
	06 Joseph Osnoss	☐	☐	☐	For
	07 Zane Rowe	☐	☐	☐	For
	08 John Siciliano	☐	☐	☐	For
		For	Against	Abstain
2:	To ratify the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2019.	☐	☐	☐	For

In their discretion, the proxies are authorized to vote on any other business that may properly come before the Annual Meeting or any adjournments or postponements.

	To attend the meeting and vote your shares in person, please mark this box.			☐
Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears hereon. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Annual Meeting of Sabre Corporation

to be held on Wednesday, 29, 2020

for Holders of Record as of March 2, 2020

This proxy is being solicited on behalf of the Board of Directors

INTERNET	TO VOTE BY:
TELEPHONE 866-206-5104

Go To www.proxypush.com/SABR • Cast your vote online. • View Meeting Documents.	OR	• Use any touch-tone telephone. • Have your Proxy Card/Voting Instruction Form ready. • Follow the simple recorded instructions.

MAIL

OR	• Mark, sign and date your Proxy Card/Voting Instruction Form.
• Detach your Proxy Card/Voting Instruction Form.
• Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned hereby appoints Sean Menke, Aimee Williams-Ramey and Steve Milton, and each or any of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Sabre Corporation which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1 AND FOR THE PROPOSALS IN ITEM 2.

PROXY TABULATOR FOR SABRE CORPORATION P.O. BOX 8016 CARY, NC 27512-9903

Revocable Proxy — Sabre Corporation

Annual Meeting of Stockholders

Wednesday, April 29, 2020 9:30 a.m. (Central Daylight Time)

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints Sean Menke, Aimee Williams-Ramey and Steve Milton, and each of them and each with full power of substitution, to act as proxies for the undersigned, and to vote all shares of capital stock of Sabre Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders on Wednesday, April 29, 2020, 9:30 a.m. at our Global Headquarters, 3150 Sabre Drive, Southlake, Texas 76092, and any and all adjournments thereof, as set forth herein.

This proxy is revocable and will be voted as directed. However, if no instructions are specified, the proxy will be voted FOR the nominees for directors specified in Item 1 and FOR Items 2.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)